Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180331

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 20, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated June 12, 2012)

$

BGC PARTNERS, INC.

    % Senior Notes due 2042

We are offering $         aggregate principal amount of our     % Senior Notes due             , which we refer to as the “notes,” pursuant to this prospectus supplement. We will pay interest on the notes quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2012. We may redeem the notes, in whole or in part, at any time on or after June     , 2017, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but excluding, the redemption date. Upon a Change of Control Triggering Event, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event” in this prospectus supplement.

The notes are a new issue of securities with no established trading market. We have applied to list the notes on the New York Stock Exchange under the symbol “BGCA” and, if the application is approved, expect trading in the notes on the New York Stock Exchange to begin within 30 days after the notes are first issued. The notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the notes that is not included in the trading price.

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. The notes will be effectively subordinated to our secured indebtedness and to all liabilities of our subsidiaries. We do not have any material assets other than our direct and indirect ownership in the equity of our operating subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total(2)
Public Offering Price(1)	$	$
Underwriting Discount	$	$
Proceeds to BGC Partners, Inc. (before expenses)(2)	$	$

(1)	Plus accrued interest from June , 2012 if settlement occurs after that date.
(2)	Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional $         aggregate principal amount of notes, at the public offering price less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments.

The underwriters expect to deliver the notes to purchasers on or about June     , 2012, in book-entry form only through the facilities of The Depository Trust Company, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, SA.

Sole Book-Running Manager

Wells Fargo Securities

Co-Manager

Cantor Fitzgerald & Co.

Prospectus supplement dated                     , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any free-writing prospectus filed by us with the Securities and Exchange Commission, which we refer to as the “SEC.” We have not, and the underwriters have not, authorized anyone to provide you with different information. No offer of the notes is being made in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any free-writing prospectus filed by us with the SEC is accurate as of any date other than the date of the applicable document. Our businesses, financial condition, results of operations, liquidity, cash flows and prospects might have changed since those dates.

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The distribution of this prospectus supplement, the accompanying base prospectus and such free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying base prospectus and such free writing prospectus may only be used where it is legal to sell these securities. This prospectus supplement, the accompanying base prospectus and such free writing prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts: The first part is this prospectus supplement, which describes the specific terms of this offering, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus include important information about us, the notes, this offering, and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with the additional documents referred to under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” before investing in the notes.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein or in documents incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	pricing and commissions and market position with respect to any of our products and services and those of our competitors;

•	the effect of industry concentration and reorganization, reduction of customers and consolidation;

•	liquidity, regulatory and clearing capital requirements and the impact of credit market events;

•	market conditions, including trading volume and volatility, and potential deterioration of the equity and debt capital markets, and our ability to access the capital markets;

•

our relationships with Cantor Fitzgerald, L.P., which we refer to as “Cantor,” and its affiliates, including Cantor Fitzgerald & Co., which we refer to as “CF&Co,” any related conflicts of interest, competition for and retention of brokers and other managers and key employees, support for liquidity and capital and other relationships, including Cantor’s holding of our 8.75% convertible notes, CF&Co’s acting as our sales agent under our controlled equity or other offerings, and CF&Co’s acting as our financial advisor in connection with one or more business combinations or other transactions;

•	economic or geopolitical conditions or uncertainties;

•

extensive regulation of our businesses, changes in regulations relating to the financial services and other industries, and risks relating to compliance matters, including regulatory examinations, inspections, investigations and enforcement actions, and any resulting costs, fines, penalties, sanctions,

S-iii

enhanced oversight, increased financial and capital requirements, and changes to or restrictions or limitations on specific activities, operations, compensatory arrangements, and growth opportunities, including acquisitions, hiring, and new business, products, or services;

•	factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, counterparty failure, and the impact of fraud and unauthorized trading;

•

costs and expenses of developing, maintaining and protecting our intellectual property, as well as employment and other litigation and their related costs, including judgments or settlements paid or received;

•

certain financial risks, including the possibility of future losses and negative cash flows from operations, an increased need for short-term borrowings, potential liquidity and other risks relating to our ability to obtain financing or refinancing of existing debt on terms acceptable to us, if at all, and risks of the resulting leverage, including potentially causing a reduction in our credit ratings and/or the associated outlooks given by the rating agencies to those credit ratings, increased borrowing costs, as well as interest and currency rate fluctuations;

•

our ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share;

•

our ability to enter into marketing and strategic alliances and business combination or other transactions in the financial services, real estate and other industries, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures and to meet our financial reporting obligations with respect thereto, and the integration of any completed transactions;

•	our ability to hire and retain personnel;

•	our ability to expand the use of technology for hybrid and fully electronic trading;

•	our ability to effectively manage any growth that may be achieved, while ensuring compliance with all applicable regulatory requirements;

•

our ability to identify and remediate any material weaknesses in our internal controls that could affect our ability to prepare financial statements and reports in a timely manner, control our policies, procedures, operations and assets, assess and manage our operational, regulatory and financial risks, and integrate our acquired businesses;

•	the effectiveness of our risk management policies and procedures, and the impact of unexpected market moves and similar events; and

•

the risk factors described in this prospectus supplement and in our latest Annual Report on Form 10-K filed with the SEC and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

The foregoing risks and uncertainties may cause actual results to differ materially from the forward-looking statements. The information contained or incorporated by reference into this prospectus supplement is given as of the respective dates of this prospectus supplement or the documents incorporated by reference into this prospectus supplement, and future events or circumstances could differ significantly from such information. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CERTAIN DEFINED TERMS

Unless we otherwise indicate or unless the context requires otherwise, any reference in this prospectus supplement to:

•	“4.50% convertible notes” refers to the BGC Partners 4.50% convertible senior notes due 2016, which are convertible into shares of Class A common stock;

•	“8.75% convertible notes” refers to the BGC Partners 8.75% convertible senior notes due 2015, which are convertible into shares of Class A common stock;

•

“April 2008 distribution rights shares” refers to shares of Class A common stock distributed, or to be distributed on a deferred basis, by Cantor to certain current and former partners of Cantor pursuant to distribution rights provided to such partners on April 1, 2008;

•	“BGC Global” refers to BGC Global Holdings, L.P., which holds the non-U.S. businesses of BGC Partners;

•	“BGC Holdings” refers to BGC Holdings, L.P.;

•	“BGC Partners” refers to BGC Partners, Inc. and its consolidated subsidiaries;

•	“BGC Partners OldCo” refers to BGC Partners, LLC (formerly known as BGC Partners, Inc.) before the merger;

•	“BGC U.S.” refers to BGC Partners, L.P., which holds the U.S. businesses of BGC Partners;

•	“Cantor” or the “Cantor group” refers to Cantor Fitzgerald, L.P. and its subsidiaries other than BGC Partners;

•	“Cantor units” refers to exchangeable limited partnership interests of BGC Holdings held by Cantor entities;

•	“CF&Co” refers to Cantor Fitzgerald & Co.;

•	“CFGM” refers to CF Group Management, Inc., the managing general partner of Cantor;

•	“Class A common stock” refers to BGC Partners Class A common stock, par value $0.01 per share;

•	“Class B common stock” refers to BGC Partners Class B common stock, par value $0.01 per share;

•	“common stock” refers to Class A common stock and Class B common stock, collectively;

•	“convertible notes” refers to the 4.50% convertible notes and the 8.75% convertible notes, collectively;

•	“distribution rights” refers to the obligation of Cantor to distribute to certain current and former partners of Cantor shares of Class A common stock;

•	“distribution rights shares” refers to the April 2008 distribution rights shares and the February 2012 distribution rights shares, collectively;

•	“eSpeed” refers to eSpeed, Inc.;

•

“February 2012 distribution rights shares” refers to shares of Class A common stock to be distributed on a deferred basis to certain partners of Cantor in payment of previous quarterly partnership distributions pursuant to distribution rights provided to such partners on February 14, 2012;

•	“February 2012 sales agreement” refers to the controlled equity offeringSM sales agreement, dated February 15, 2012, between BGC Partners and CF&Co;

•	“founding partners” refers to the individuals who became limited partners of BGC Holdings in the mandatory redemption of interests in Cantor in connection with the separation and merger and who

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provide services to BGC Partners (provided that members of the Cantor group and Howard W. Lutnick (including any entity directly or indirectly controlled by Mr. Lutnick or any trust with respect to which he is a grantor, trustee or beneficiary) are not founding partners);

•	“founding/working partners” refers to founding partners and/or working partners of BGC Holdings;

•	“founding/working partner units” refers to partnership units of BGC Holdings held by founding/working partners;

•	“GAAP” refers to accounting principles generally accepted in the United States of America;

•	“limited partners” refers to holders of limited partnership units;

•	“limited partnership interests” refers to founding/working partner units, limited partnership units and Cantor units, collectively;

•	“limited partnership units” refers to REUs, RPUs, PSUs and PSIs, collectively;

•

“merger” refers to the merger of BGC Partners OldCo with and into eSpeed on April 1, 2008 pursuant to the Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 and February 1, 2008, by and among eSpeed, BGC Partners OldCo, Cantor, BGC U.S., BGC Global and BGC Holdings;

•	“OpCos” refers to BGC U.S. and BGC Global, collectively;

•	“PSIs” refers to certain working partner units of BGC Holdings held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“PSUs” refers to certain working partner units of BGC Holdings held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“REUs” refers to certain limited partnership units of BGC Holdings held by certain employees of BGC Partners and other persons;

•	“RPUs” refers to certain limited partnership units of BGC Holdings held by certain employees of BGC Partners and other persons;

•	“RSUs” refers to BGC Partners’ unvested restricted stock units held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•

“separation” refers to the transfer by Cantor of certain assets and liabilities to BGC Partners OldCo and/or its subsidiaries pursuant to the Separation Agreement, dated as of March 31, 2008, by and among Cantor, BGC Partners OldCo, BGC U.S., BGC Global and BGC Holdings;

•	“September 2011 sales agreement” refers to the controlled equity offeringSM sales agreement, dated September 9, 2011, between BGC Partners and CF&Co;

•	“short-term borrowings” refers to borrowings under our revolving credit agreement, dated June 23, 2011, which provides for up to $130.0 million of unsecured revolving credit through June 23, 2013;

•	“working partners” refers holders of working partner units; and

•	“working partner units” refers to partnership units of BGC Holdings held by working partners.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.bgcpartners.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D filed on behalf of Cantor, CFGM, our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying base prospectus.

S-vii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, but may not contain all of the information that may be important to you. The following summary is qualified in its entirety by the more detailed information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. For a more complete understanding of the terms of the notes, and before making your investment decision, you should carefully read this entire prospectus supplement and the accompanying base prospectus and the documents referred to under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.” See the “Certain Defined Terms” section beginning on page S-v of this prospectus supplement for the definition of certain terms used in this prospectus supplement and the accompanying base prospectus.

When we use the words “BGC Partners,” “we,” “us,” “our” or the “Company,” we are referring to BGC Partners, Inc. and its consolidated subsidiaries.

BGC, BGC Trader, eSpeed, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

The Company

We are a leading global brokerage company primarily servicing the wholesale financial and property markets, specializing in the brokering of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. We also provide a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Our integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, in many markets, fully electronic brokerage services in connection with transactions executed either over-the-counter or through an exchange. Through our eSpeed, BGC Trader™, and BGC Market Data brands, we offer financial technology solutions, market data, and analytics related to select financial instruments and markets.

In the second quarter of 2012, we completed the acquisition of substantially all of the assets of Grubb & Ellis Company and its direct and indirect subsidiaries, which we refer to as “Grubb & Ellis,” and have been integrating the Grubb & Ellis assets with our Newmark Knight Frank brand. The resulting brand, Newmark Grubb Knight Frank, is a full-service commercial real estate platform. Through this Newmark Grubb Knight Frank brand, we offer a wide range of services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

Our customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers and investment firms. We have offices in dozens of major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington, D.C. and Zurich. We expect to have additional offices as we integrate the Grubb & Ellis business. As of March 31, 2012, we had 2,170 brokers and salespeople across more than 220 desks.

Our Organizational Structure

We are a holding company, and our businesses are operated through two operating partnerships, which we refer to as the “OpCos”: BGC U.S., which holds our U.S. businesses, and BGC Global, which holds our non-U.S. businesses.

The limited partnership interests of the OpCos are held by us and BGC Holdings, and the limited partnership interests of BGC Holdings are currently held by the founding/working partners, holders of limited partnership units and Cantor. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitle us to remove and appoint the general partner of BGC Holdings, and serve as the general partner of BGC Holdings, which entitles us to control BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of BGC U.S. and BGC Global, all of which entitle BGC Holdings (and thereby us) to control each of BGC U.S. and BGC Global. BGC Holdings holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

The following diagram illustrates our ownership structure as of May 31, 2012. The following diagram does not reflect the various subsidiaries of us, BGC U.S., BGC Global, BGC Holdings or Cantor, or the noncontrolling interests in our consolidated subsidiaries, other than Cantor’s units in BGC Holdings.

CF Group Management Inc.
Cantor Limited Partners
Cantor
Public Stockholders
• Limited Partnership Interests (39.4% of economics of BGC Holdings)
• 18.5% indirect economic interest in BGC U.S. and BGC Global
• Class A common stock (3.4% of economics and 1.1% of voting power of BGC Partners, Inc.) and Class B common stock (24.8% of economics and 76.7% of voting power of BGC Partners, Inc.)
• 15.0% indirect economic interest in BGC U.S. and BGC Global
• Class A common stock (71.8% of economics and 22.2% of voting power of BGC Partners, Inc.)
• 38.1% indirect economic interest in BGC U.S. and BGC Global
BGC Partners, Inc.
• Limited Partnership Interests (53.1% of economics of BGC U.S.)
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (53.1% of economics of BGC Global)
Limited Partners and Founding/Working Partners
• Limited Partnership Interests (60.6% of economics of BGC Holdings)
• 28.4% indirect economic interest in BGC U.S. and BGC Global
BGC Holdings
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (46.9% of economics of BGC U.S.)
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (46.9% of economics of BGC Global)
BGC U.S.
BGC Global

*	Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, if Cantor converted all of its Class B common stock into Class A common stock, Cantor would hold 28.2% of the voting power, and the public stockholders would hold 71.8% of the voting power (and the indirect economic interests in BGC U.S. and BGC Global would remain unchanged). The diagram reflects (i) 1,010,655 shares of Class A common stock that Cantor distributed to its partners on February 14, 2012 and 282,023 shares of Class A common stock that Cantor distributed to its partners on March 21, 2012 (but not the 1,928,103 February 2012 distribution rights shares that remain to be distributed by Cantor); (ii) an aggregate of 721,679 April 2008 distribution rights shares that Cantor has distributed since September 2011, including the 498,960 shares of Class A common stock that Cantor distributed on February 14, 2012 (but not the 15,545,606 April 2008 distribution rights shares that remain to be distributed by Cantor); (iii) 75,000 shares of Class A common stock that Cantor donated to The Cantor Fitzgerald Relief Fund on March 9, 2012 and that may in the future be offered and sold under our resale shelf Registration Statement on Form S-3 (Registration Statement No. 333-175034); (iv) an aggregate of 1,050,000 shares of Class A common stock that we donated to The Cantor Fitzgerald Relief Fund on February 3, 2012 and March 9, 2012, all of which shares may be offered and sold under our resale shelf Registration Statement on Form S-3 (Registration No. 333-180391); (v) an aggregate of 5,150,000 shares of Class A common stock that we have sold under the September 2011 sales agreement since January 1, 2012 (but not the 140,090 shares that remain to be sold under that sales agreement), pursuant to our shelf Registration Statement on Form S-3 (Registration No. 333-176523); (vi) an aggregate of 886,569 Cantor units that Cantor purchased from BGC Holdings on March 13, 2012 in connection with the redemption of and/or grant of exchangeability to nonexchangeable founding/working partner units; (vii) an aggregate of 34,160 Cantor units that Cantor purchased from BGC Holdings on May 4, 2012 in connection with the redemption of nonexchangeable founding/working partner units; (viii) an aggregate of 44,013 shares of Class A common stock that we repurchased, including an aggregate of 41,523 shares from Mr. Merkel and certain family trusts, on March 13, 2012; and (ix) 895,141 exchangeable founding/working partner units that we repurchased from a founding/working partner on April 5, 2012. The diagram does not reflect Cantor’s economic interest in the 8.75% convertible notes or the 22,959,124 shares of Class A common stock acquirable by Cantor upon conversion thereof. If Cantor converted all of the 8.75% convertible notes into shares of Class A common stock, Cantor would hold 78.9% of the voting power, and the public stockholders would hold 21.1% of the voting power (and Cantor’s indirect economic interests in each of BGC U.S. and BGC Global would be 38.8%). Further, the diagram does not reflect (i) 10,000,000 shares of Class A common stock that may be sold under the February 2012 sales agreement, pursuant to our shelf Registration Statement on Form S-3 (Registration No. 333-176523); (ii) 9,961,596 shares of Class A common stock that remain available to be sold pursuant to the BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan under our shelf Registration Statement on Form S-3 (Registration No. 333-173109); (iii) 19,208,090 shares of Class A common stock that may be sold under our acquisition shelf Registration Statement on Form S-4 (Registration No. 333-169232); (iv) 16,260,160 shares of Class A common stock that may be issued upon conversion of the 4.50% convertible notes; or (v) any shares of Class A common stock that may become issuable upon the conversion or exchange of any convertible or exchangeable debt securities that may be offered and sold under the shelf Registration Statement of which this prospectus supplement and the accompanying base prospectus form a part. For purposes of the diagram and this paragraph, Cantor’s percentage ownership also includes CFGM’s percentage ownership.

Executive Offices

Our executive offices are located at 499 Park Avenue, New York, New York 10022, while our international headquarters are located at 1 Churchill Place, Canary Wharf, London E14 5RD, United Kingdom. Our telephone number is (212) 610-2200. Our website is located at www.bgcpartners.com, and our e-mail address is info@bgcpartners.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying base prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the base prospectus entitled “Description of the Debt Securities.”

Issuer	BGC Partners, Inc.

Notes	$ aggregate principal amount of our % senior notes due 2042, which we refer to as the “notes” ($ aggregate principal amount if the underwriters’over-allotment option is exercised in full) issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

Maturity Date	June , 2042.

Interest Payment Dates	March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2012.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness. The notes will be effectively subordinated to our secured indebtedness and to all liabilities of all of our subsidiaries. We do not have any material assets other than our direct and indirect ownership in the equity of our operating subsidiaries. See “Description of the Notes—Ranking.”

Optional Redemption	We may redeem some or all of the notes at any time or from time to time, in whole or in part, for cash at any time on and after June , 2017 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control Offer to Repurchase	If a Change of Control Triggering Event described under “Description of the Notes—Offer to Repurchase Upon a Change in Control Triggering Event” occurs, we must offer to repurchase the notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

No Security	None of our obligations under the notes will be secured by collateral or guaranteed by any of our subsidiaries, affiliates or other persons.

Certain Covenants	The indenture governing the notes contains certain covenants. See “Description of the Notes—Certain Covenants.”

Form and Denomination	The notes will be issued in book-entry form only through the facilities of The Depository Trust Company and its participants, including

Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, SA. The notes will be issued only in registered form in minimum denominations of $25 and any integral multiples of $25 in excess thereof.

Use of Proceeds	The net proceeds from the sale of the notes are estimated to be approximately $ (or approximately $ if the underwriters exercise their over-allotment option in full) after deducting the underwriters’ discount and our estimated offering expenses. We intend to use the net proceeds to repay short-term borrowings under our unsecured revolving credit facility, and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Listing	We have applied to list the notes on the New York Stock Exchange under the symbol “BGCA” and, if the application is approved, expect trading in the notes to begin within 30 days after the notes are first issued.

Trading	The notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the notes that is not included in the trading price.

Governing Law	New York

Trustee	U.S. Bank National Association

Registrar and Paying Agent	U.S. Bank National Association

Additional Issuances	We may, from time to time, without the consent of or notice to holders of the notes, issue and sell additional debt securities ranking equally and ratably with the notes in all respects and having the same terms as the notes (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with the notes for all purposes, including voting; provided, that such additional debt securities are fungible with the previously issued notes for U.S. federal income tax purposes.

Risk Factors	See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 5 of the accompanying base prospectus, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, to read about important factors you should consider before making a decision to invest in the notes.

Conflicts of Interest

CF&Co is our broker-dealer affiliate, a wholly owned subsidiary of Cantor, and a member of the Financial Industry Regulatory Authority, Inc., which we refer to as “FINRA.” The offering of the notes pursuant to this prospectus supplement and the accompanying base prospectus will conform to the requirements set forth in Rule 5121 of the Conduct

Rules of FINRA. CF&Co may not make sales of notes in this offering to any of its discretionary accounts without the prior written approval of the account holder. CF&Co and its affiliates, including Cantor, have provided investment banking, financial advisory and other services to us and our affiliates in the past and are expected do so in the future. They receive customary fees and commissions for these services. In addition, they may also receive brokerage services and market data and analytics products from us and our affiliates. See “Conflicts of Interest” in this prospectus supplement.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data for the periods presented. We derived the summary consolidated statements of operations data for the years ended December 31, 2011, 2010 and 2009 and the summary consolidated statements of financial condition data as of December 31, 2011 and 2010 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We derived the summary consolidated statements of operations data for the three months ended March 31, 2012 and 2011 and the summary consolidated statements of financial condition data as of March 31, 2012 from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement.

Our historical results included below and elsewhere in this prospectus supplement and the accompanying base prospectus are not necessarily indicative of the results for any future period. The historical results included below are only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are incorporated by reference in this prospectus supplement.

Our historical results included below and elsewhere in this prospectus supplement and the accompanying base prospectus should also be read in conjunction with the audited consolidated financial statements of Grubb & Ellis as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, the unaudited interim consolidated financial statements of Grubb & Ellis as of March 31, 2012, and for the periods March 27, 2012 to March 31, 2012, January 1, 2012 to March 27, 2012 and the three months ended March 31, 2011, and our unaudited pro forma condensed combined financial information as of March 31, 2012, for the three months ended March 31, 2012 and for the year ended December 31, 2011, giving effect to our acquisition of substantially all the assets of Grubb & Ellis, all of which are included in our Current Report Form 8-K/A filed on May 24, 2012, which is incorporated by reference in this prospectus supplement.

	For the three months ended March 31,		For the year ended December 31,
	2012	2011	2011	2010	2009
	(dollars in thousands)
Consolidated Statements of Operations Data:
Revenues:
Commissions	$272,488	$244,714	$996,263	$851,089	$693,818
Principal transactions	99,745	98,109	375,001	377,581	379,767
Fees from related parties	12,547	15,435	62,227	65,996	58,877
Market data	4,964	4,576	17,772	18,314	17,953
Software solutions	2,449	2,133	9,190	7,804	7,419
Interest income	2,195	1,406	5,441	3,308	7,252
Other revenues	3,029	311	5,396	13,960	5,923
Losses on equity investments	(2,456)	(1,661)	(6,605)	(6,940)	(8,687)

Total revenues	394,961	365,023	1,464,685	1,331,112	1,162,322

	For the three months ended March 31,		For the year ended December 31,
	2012	2011	2011	2010	2009
	(dollars in thousands)
Expenses:
Compensation and employee benefits	$246,869	$208,969	$897,875	$838,717	$725,139
Allocation of net income to limited partnership units and founding/working partner units	5,980	9,200	18,437	23,307	16,731

Total compensation and employee benefits	252,849	218,169	916,312	862,024	741,870
Occupancy and equipment	36,229	29,286	129,087	113,520	108,014
Fees to related parties	3,519	2,601	11,635	13,450	13,882
Professional and consulting fees	19,319	13,341	67,746	45,238	34,350
Communications	21,958	21,330	86,392	78,249	66,028
Selling and promotion	19,446	20,186	79,087	68,066	57,437
Commissions and floor brokerage	5,680	6,095	25,877	20,055	16,536
Interest expense	7,558	4,395	24,606	14,080	9,920
Other expenses	9,491	25,081	69,584	59,515	49,797

Total expenses	376,049	340,484	1,410,326	1,274,197	1,097,834
Income from operations before income taxes	18,912	24,539	54,359	56,915	64,488
Provision for income taxes	7,202	7,401	15,999	11,543	23,675

Consolidated net income	11,710	17,138	38,360	45,372	40,813
Less: Net income attributable to noncontrolling interest in subsidiaries	3,521	8,472	18,223	24,210	20,788

Net income available to common stockholders	$8,189	$8,666	$20,137	$21,162	$20,025

Ratio of Earnings to Fixed Charges:(1)	3.7		3.4	5.1	8.1

(1)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and fixed charges, net. “Fixed charges” consist of interest expense incurred on all indebtedness, amortized premiums, discounts and capitalized expenses relating to indebtedness and interest within rental expense.

	March 31,	December 31,
	2012	2011	2010
	(dollars in thousands)
Consolidated Statements of Financial Condition Data:
Cash and cash equivalents	$310,526	$369,713		$364,104
Total assets	$1,852,847	$1,405,185	$	,470,314
Notes payable and collateralized borrowings	$188,297	$181,916		$39,258
Notes payable to related parties	$150,000	$150,000		$150,000
Total liabilities	$1,347,642	$904,218		$1,045,272
Redeemable partnership interest	$82,079	$86,269		$93,186

Noncontrolling interest in subsidiaries	$95,194	$98,044		$94,939
Total stockholders’ equity	$327,932	$316,654		$236,917

Total equity	$423,126	$414,698		$331,856

RISK FACTORS

Investing in the notes involves risks. You should carefully review the following risk factors and the risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012, and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying base prospectus. You should also carefully review the other risks and uncertainties discussed in this prospectus supplement and the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement and in any such free writing prospectus. The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus supplement and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of the notes. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of the notes could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

Risks Related to the Notes

The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

The notes will be our senior unsecured obligations and will rank equally with all of our other indebtedness that is not expressly subordinated to the notes. As of March 31, 2012, we had outstanding $310 million principal amount of senior unsecured indebtedness (exclusive of intercompany debt, trade payables, distributions payable and accrued expenses). However, the notes will be effectively subordinated to all liabilities of all of our subsidiaries. As of March 31, 2012, our subsidiaries had outstanding $1.1 billion of liabilities (excluding such $310 million principal amount of senior unsecured indebtedness but including $48.8 million of secured indebtedness). In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as an equity owner of such subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders.

We conduct substantially all of our operations through our subsidiaries. We do not have any material assets other than our direct and indirect ownership in the equity of our operating subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Certain debt and security agreements entered into by our subsidiaries contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral.

The notes will also be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of March 31, 2012, we had no secured indebtedness and our subsidiaries had total secured indebtedness of approximately $48.8 million. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

There are limited covenants and protections in the indenture.

While the indenture governing the notes and the notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. For example, there are no financial covenants in the indenture. As a result, we could enter into transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or our credit ratings, or otherwise adversely affect the holders of the notes.

In addition, as described under “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event,” upon the occurrence of a Change of Control Triggering Event, holders are entitled to require us to repurchase their notes at 101% of their principal amount. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us, recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of the notes. A change of control transaction under the indenture may only occur if there is a change in the controlling interest in our business. For a Change of Control Triggering Event to occur there must be not only a change of control transaction as defined in the indenture governing the notes, but also, a ratings downgrade resulting from such transaction. If we were to enter into a significant corporate transaction that negatively affects the value of the notes, but would not constitute a Change of Control Triggering Event, you would not have any rights to require us to repurchase the notes prior to their maturity, which also would adversely affect your investment.

Ratings of the notes may not reflect all risks of an investment in the notes and changes in our credit rating could adversely affect the market price of the notes.

We are currently rated by three nationally recognized statistical rating organizations. A debt rating is not a recommendation to purchase, sell or hold the notes. Moreover, a debt rating does not reflect all risks of an investment in the notes and does not take into account market price or suitability for a particular investor. Following the offering, the market price for the notes will be based on a number of factors, including our ratings with major rating agencies. Rating agencies revise their ratings for the companies that they follow from time to time and our ratings may be revised or withdrawn in their entirety at any time. We cannot be sure that rating agencies will maintain their current ratings. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings. A negative change in our ratings could have an adverse effect on the market price or liquidity of the notes.

Changes in the credit markets could adversely affect the market price of the notes.

Following the offering, the market price for the notes will be based on a number of factors, including:

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the notes.

An active trading market may not develop for the notes, which could adversely affect the price of the notes in the secondary market and your ability to resell the notes should you desire to do so.

The notes are a new issue of securities and there is no established trading market for the notes. We have applied to list the notes on the New York Stock Exchange under the symbol “BGCA” and, if the application is approved, expect trading in the notes on the New York Stock Exchange to begin within 30 days after the notes are first issued; however, we cannot make any assurance as to:

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their notes; or

•	the price at which the holders would be able to sell their notes.

If a trading market were to develop, the future market prices of the notes will depend on many factors, including prevailing interest rates, our credit ratings published by major rating agencies, the market for similar securities and our operating performance and financial condition. If a trading market does develop, there is no assurance that it will continue. If an active public trading market for the notes does not develop or does not continue, the market price and liquidity of the notes is likely to be adversely affected and notes traded after their purchase may trade at a discount from their purchase price.

The notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the notes that is not included in the trading price.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event”), unless we have exercised our right to redeem the notes as described under “Description of the Notes—Optional Redemption,” holders of notes will have the right to require us to repurchase all or any part (in minimum original principal amounts of $25 and integral multiples of $25 in excess thereof) of their notes at a price in cash equal to 101% of the then outstanding aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but excluding, the date of purchase. If we experience a Change of Control Triggering Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under agreements governing any of our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for us and the holders of the notes. In addition, the change of control provisions in the indenture may not protect you from certain important corporate events (such as acquisitions by us, recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of the notes. A change of control transaction under the indenture may only occur if there is a change in the controlling interest in our business. For a Change of Control Triggering Event to occur there must be not only a change of control transaction as defined in the indenture, but also, a ratings downgrade resulting from such transaction. If an event occurs that does not constitute a “Change of Control Triggering Event” as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “—There are limited covenants and protections in the indenture” and “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Redemption may adversely affect your return on the notes.

On or after June     , 2017 we will have the right to redeem at par some or all of the notes prior to maturity, as described under “Description of the Notes—Optional Redemption.” We may redeem the notes at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the notes. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We estimate that the aggregate net proceeds from the issuance and sale of the notes, after deducting the underwriting discount and our estimated offering expenses, will be approximately $         (or approximately $         if the underwriters exercise their over-allotment option in full). We intend to use the proceeds of this offering to repay short-term borrowings under our unsecured revolving credit facility, and for general corporate purposes. As of June 15, 2012, the outstanding short-term borrowings under our unsecured revolving credit facility had a weighted-average interest rate of 3.24% and maturities ranging from eight to 27 days. The proceeds of such short-term borrowings had been used for working capital and to finance our acquisition of the Grubb & Ellis assets.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2012:

•	on an actual basis; and

•

as adjusted to give effect to the offering of the notes, assuming that the underwriters do not exercise their over-allotment option, and the use of the proceeds to repay short-term borrowings under our unsecured revolving credit facility.

This table should be read in conjunction with the information contained in “Use of Proceeds” in this prospectus supplement and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our unaudited condensed consolidated financial statements and notes thereto, each of which is in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, which is incorporated by reference in this prospectus supplement.

	As of March 31, 2012
(Unaudited, in thousands)	Actual	As Adjusted
Cash and cash equivalents	$310,526

Borrowings:
8.75% Convertible Senior Notes due 2015	$150,000
4.50% Convertible Senior Notes due 2016	140,058
Collateralized borrowings	48,239
Unsecured revolving credit facility (1)	60,000
% Senior Notes due 2042, offered hereby (2)	—

Total notes payable and collateralized and short-term borrowings	398,297

Redeemable partnership interest	82,079

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 122,804 shares issued at March 31, 2012, and 104,763 shares outstanding at March 31, 2012 (3)	1,228
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at March 31, 2012, convertible into Class A common stock	348
Additional paid-in capital	515,127
Contingent Class A common stock	19,763
Treasury stock, at cost: 18,041 shares of Class A common stock at March 31, 2012	(110,090)
Retained deficit	(96,122)
Accumulated other comprehensive loss	(2,322)

Total stockholders’ equity	327,932
Noncontrolling interest in subsidiaries	95,194

Total equity	423,126

Total capitalization	$903,502

(1)	We intend to use the net proceeds from the offering of the notes to repay short-term borrowings under the facility.
(2)	Does not include the impact of underwriting fees that will be incurred in connection with the offering of the notes.
(3)	Excludes shares of Class A common stock that may be issued, under certain circumstances, upon conversion of the 8.75% Convertible Senior Notes due 2015 and the 4.50% Convertible Senior Notes due 2016.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms of the debt securities set forth under the heading “Description of the Debt Securities” in the accompanying base prospectus. If the descriptions are inconsistent, you should rely on the information in this prospectus supplement. We will issue the notes under a base indenture, as supplemented by a supplemental indenture (collectively, the “indenture”), that we, as issuer, will enter into with U.S. Bank National Association, as trustee. The statements made in this section relating to the notes are summaries of the material provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the notes, the indenture and the supplemental indenture, including the definitions therein of certain terms. You should read the indenture and these related documents carefully to fully understand the terms of the notes because they, and not this description, will define your rights as holders of the notes.

General

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will mature on June     , 2042, unless previously redeemed or repurchased in full by us as provided below under “—Optional Redemption” or “—Offer to Repurchase Upon a Change of Control Triggering Event.”

The notes will bear interest at the rate of     % per annum from June     , 2012 to maturity or earlier redemption. Interest on the notes will be payable on the 15th day of March, June, September and December of each year, commencing on September 15, 2012, to the persons in whose names such notes were registered at the close of business on the immediately preceding the 1st day of March, June, September and December (whether or not a business day), respectively.

Interest payments in the respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the notes), to, but not including, the applicable interest payment date or stated maturity date or date of earlier redemption, as the case may be. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The principal, interest, if any, and additional amounts, if any, on the notes will be payable through The Depository Trust Company, which we refer to as “DTC,” as described under “—Same-Day Funds Settlement and Payment.”

We will issue the notes initially in an aggregate principal amount of $             million ($             million if the underwriters’ over-allotment option is exercised in full). The indenture governing the notes will not limit the aggregate principal amount of the debt securities which we may issue thereunder and will provide that we may issue debt securities thereunder from time to time in one or more series. We may, from time to time, without the consent of or notice to holders of the notes, issue and sell additional debt securities ranking equally and ratably with the notes in all respects and having the same terms as the notes (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with the notes for all purposes, including voting; provided, that such additional debt securities are fungible with the previously issued notes for U.S. federal income tax purposes.

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund or to redemption or repurchase at the option of the holders upon a change of control, a change in management, an asset sale or any other specified event.

The notes will be issued only in fully registered form without coupons in minimum denominations of $25 and integral multiples of $25 in excess thereof. The notes may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other notes (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for such purposes (initially the corporate trust office of the trustee). Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable.

The indenture will not contain any provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect their respective capital structure or credit rating.

Optional Redemption

The notes may be redeemed, for cash, in whole or in part, on or after June     , 2017, at our option, at any time and from time to time, until maturity at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

We will mail a notice of any redemption to each holder of notes to be redeemed, at its registered address, by first-class mail (with a copy to the trustee) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called for redemption by lot or any other method as the trustee deems fair and appropriate. The trustee is required to notify us in writing of the notes that it has selected for redemption and, in the case of any note selected for partial redemption, the principal amount of such note to be redeemed. Additionally, the notes and the portions thereof that the trustee selects for redemption must be in a minimum amount of $25 or integral multiples thereof. The provisions of the indenture that apply to notes that are called for redemption also apply to portions of notes that are called for redemption.

Offer to Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (in minimum original principal amounts of $25 and integral multiples of $25 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the then outstanding aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and the indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the trustee an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with a certificate executed by us, stating the aggregate principal amount of notes or portions of notes being purchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The change of control feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that notes cease to be rated at or above an Investment Grade Rating by at least two of the three Rating Agencies (as defined below) on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the Notes when any of the following has occurred:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our Subsidiaries, our and their respective employee benefit plans and any Permitted Holder, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our capital stock representing, in the aggregate, more than 50% of the voting power of all classes of our capital stock; or

(2) one or more Permitted Holders shall cease to (i) own and control, beneficially, capital stock of ours that possesses the voting power under normal circumstances to cast 50% or more of the total votes entitled to be cast for the election of directors of ours; or (ii) have the voting power or the contractual right to elect a majority of our directors; or

(3) our liquidation or dissolution or the stockholders of the Company approve any plan or proposal for our liquidation or dissolution; or

(4) any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of ours to another person, other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of our outstanding equity interests; or

(ii)	pursuant to which holders of our outstanding equity interests, immediately prior to the transaction, have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all equity interests entitled to vote generally in elections of directors or managers of the continuing or surviving or successor entity immediately after giving effect to such issuance; or

•

any transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of organization and resulting in a reclassification, conversion or exchange of our outstanding equity interests, if at all, solely into outstanding equity interests of the surviving entity or a direct or indirect parent of the surviving entity; or

•

any conveyance, transfer, sale, lease or other disposition with or into any of our subsidiaries, so long as such conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing all or substantially all our properties and assets to, any other person.

Notwithstanding the foregoing, no Change of Control will be deemed to have occurred in the event any successor issuer of the notes shall be a corporation so long as one or more Permitted Holders shall maintain the beneficial ownership of shares of the capital stock of such successor possessing the voting power under normal circumstances to elect, or one or more Permitted Holders shall have the contractual right to elect, a majority of the directors of such successor corporation. Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) Cantor Fitzgerald L.P. becomes a wholly owned subsidiary of a holding company and (b) the holders of the voting capital stock of such holding company immediately following that transaction are substantially the same as the holders of Cantor Fitzgerald L.P.’s voting partnership interests immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Permitted Holder” means Howard W. Lutnick, any Person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who shall, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s capital stock by operation of a trust, by will or the laws of descent and distribution or by operation of law.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or agency or political subdivision thereof.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Certain Covenants

Limitations on Liens on Stock of Subsidiaries

Under the indenture, we will covenant that, so long as any of the notes are outstanding, we will not permit any Designated Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance (a “lien”) upon any shares of capital stock of any Designated Subsidiary directly or indirectly held by us (whether such capital stock is now owned or hereafter acquired) without effectively providing concurrently that the notes (and, if we so elect, any other Indebtedness of ours that is not subordinate to the notes and with respect to which the governing instruments of such Indebtedness require, or pursuant to which we are otherwise obligated, to provide such security) will be secured equally and ratably with, or prior to, such Indebtedness for at least the time period such other Indebtedness is so secured. The foregoing will not apply to liens on the securities of any entity existing at the time it becomes a Designated Subsidiary (and any extensions, renewals or replacements thereof).

For purposes of the indenture, “capital stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, but excluding any debt securities convertible into such equity.

The term “Designated Subsidiary” shall mean each of (i) BGC Holdings, L.P. (“BGC Holdings”), (ii) BGC Global Holdings, L.P. (“BGC Global”), (iii) BGC Partners, L.P. (“BGC US”), and (iv) any other direct or indirect subsidiary now owned or hereafter acquired by us for which (a) the Net Assets constitute, as of the last day of the most recently ended fiscal quarter, 5% or more of our Total Stockholders’ Equity or (b) the net revenues constitute, as of the last day of the most recently ended fiscal quarter, 10% or more of the consolidated net revenues of ours during the most recently ended period of four consecutive fiscal quarters; provided, however, that the following shall not be Designated Subsidiaries:

(1)	any Person in which the Company or any of its Subsidiaries does not own sufficient equity or voting interests to elect a majority of the directors (or persons performing similar functions);

(2)	any Person whose financial results would not be consolidated with those of the Company and its consolidated subsidiaries in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”); and

(3)	any subsidiary of any Person described in clauses (1) and (2) above.

The term “Indebtedness” means, without duplication, with respect to any Person, whether or not contingent:

(1)	the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed or (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(2)	all capitalized lease obligations of such Person;

(3)	all obligations of such Person incurred or assumed as the deferred purchased price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any banker’s acceptance, bank guarantees, surety bonds or similar credit transaction; and

(5)	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (4) above;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such person prepared in accordance with U.S. GAAP; provided, however, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of such person prepared in accordance with generally accepted accounting principles:

(i)	all Indebtedness of others secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of such Person (whether or not such Indebtedness is assumed by such Person);

(ii)	to the extent not otherwise included, any guarantee by such person of Indebtedness of any other Person; and

(iii)	preferred stock or other equity interests providing for mandatory redemption or sinking fund or similar payments issued by any subsidiary of such Person.

The term “Net Assets” shall mean, with respect to any Person, the excess (if positive) of (a) such Person’s consolidated assets over (b) such Person’s consolidated liabilities, in each case determined in accordance with U.S. GAAP.

The term “Total Stockholders’ Equity” shall mean, as of the date of determination, without duplication, all items which in conformity with U.S. GAAP would be included under total stockholders’ equity on our consolidated statement of financial condition. For purposes of any determination of total stockholders’ equity, we may include the amount of any capital to be returned pursuant to the terms of the Agreement of Limited Partnership of BGC Holdings, as amended from time to time, to any limited or general partner who has been terminated or withdrawn until such time as the amount of such partners’ capital has been paid to such limited or general partner pursuant to the terms of the Partnership Agreement plus, without duplication, redeemable partnership interest representing former partner’s equity in us. For the avoidance of doubt, Total Stockholders’ Equity is inclusive of noncontrolling interests in subsidiaries on our consolidated statement of financial condition.

Consolidation, Merger or Sale

We may not consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless either (a) we will be the continuing entity or (b) the successor entity or Person to which our assets are transferred or leased is an entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on the notes and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the notes and the indenture, we will be discharged from all our obligations under the notes and the indenture, except in limited circumstances.

This covenant does not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Modification, Amendment or Waiver

We may from time to time amend or supplement the indenture and the notes without the consent of registered holders to, among other things, (i) modify the restrictions on and procedures for resale, attempted resale, and other transfers of the notes or interests therein to reflect any change in applicable law or regulation (or interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally or (ii) to cure any ambiguity or defect in and to correct or supplement any provision of the indenture or any note that may be inconsistent with any other provision in the indenture or the notes, provided, however, that any such cure, correction or supplement shall not adversely affect the interests of the holders of the notes in any material respect.

With certain exceptions, we may make modifications and amendments of the indenture with the consent of the registered holders of not less than a majority in aggregate principal amount of the notes of a series at the time outstanding under the indenture. Compliance with certain covenants may be waived on behalf of registered holders of debt securities of a series, either generally or in a specific instance and either before or after the time for compliance with those covenants, with the consent of holders of not less than a majority in aggregate principal amount of the then outstanding notes of such series. Nevertheless, without the consent of each registered holder of the notes affected thereby, no such modification or amendment may, among other things, reduce the principal of or interest on any of the outstanding notes, extend the stated maturity of the notes, change the interest payment dates or terms of payment for the notes, or reduce the percentage of registered holders necessary to modify or amend the indenture and the notes.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture with respect to the notes means any of the following:

•	failure to pay interest for 30 days after the date payment on any note is due and payable;

•	failure to pay principal or premium, if any, on any note when due, either at maturity, upon any redemption, by declaration or otherwise;

•

a default by us in the payment in respect of any Indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or similar instrument, in an aggregate principal amount of at least $50 million beyond any applicable grace period, or default in the performance or compliance with any term respecting such debt, if as a consequence such debt becomes due and payable before its stated maturity, and such default shall not have been rescinded or annulled or such indebtedness shall not have been discharged and such default continues for a period of 15 consecutive days after written notice to us by the trustee or the holders of not less than 25% in aggregate principal amount of the notes;

•	failure by us to perform any other covenant in the indenture or the notes (“other covenants”) for 90 days after notice that performance was required; or

•	events related to our bankruptcy, insolvency, reorganization or liquidation.

If an Event of Default relating to the payment of interest or principal with respect to the notes has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the entire principal of the notes to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the entire principal amount of the notes to be due and payable immediately.

The holders of not less than a majority in aggregate principal amount of the notes may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences.

If an Event of Default relating to events of our bankruptcy, insolvency, reorganization or liquidation occurs and is continuing, then the principal amount of the notes outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of notes against us. Except as provided below, no holder of notes may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the notes have requested in writing that the trustee institute the action;

•	the requesting holders have offered the trustee security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days after the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding notes.

Notwithstanding the foregoing, each holder of notes of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, the notes when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of notes.

We will be required to file annually with the trustee a certificate, signed by an officer of the Company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture and the notes as set forth below.

We may discharge our obligations to holders of notes that have not already been delivered to the trustee for cancellation and that have become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the notes.

We may also discharge any and all of our obligations to holders of notes at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding notes; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders and beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ and beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the notes, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law issued or pronounced after the date of this prospectus supplement.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any notes, to replace any temporary, mutilated, destroyed, lost or stolen notes or to maintain an office or agency in respect of the notes.

Reports to Holders

The indenture will provide that during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Notes are outstanding, we will (1) make available to all holders of Notes (including by posting on the Company’s web site), without cost to such holders, copies of the annual reports and quarterly reports containing information that is substantially similar to the information that is required to be contained in such reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than exhibits or any information required by Items 402 and 404 of Regulation S-K under the Securities Act that would have been required) and (2) promptly, upon request, supply copies of such reports to any prospective holder of Notes. We will make available the information to the holders of Notes within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act as a non-accelerated filer as such term is defined in Rule 12b-2 under the Exchange Act.

Book-Entry System

The certificates representing the notes will be issued in the form of one or more fully-registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See “Description of Debt Securities—Book-Entry Debt Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.

The rules applicable to DTC and its Participants are on file with the SEC. The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Funds Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal, premium if any, and interest in respect of notes in book-entry form will he made by us in immediately available funds to the accounts specified by DTC.

Listing

We have applied to list the notes on the New York Stock Exchange under the symbol “BGCA” and, if the application is approved, expect trading in the notes to begin within 30 days after the notes are first issued.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture with respect to the notes and will also serve as the registrar and paying agent. We maintain corporate trust relationships in the ordinary course of business with the trustee.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes certain material U.S. federal income and, in the case of certain non-U.S. holders, estate tax considerations relating to the acquisition, ownership, and disposition of the notes. It applies only to a holder that acquires notes in the offering at the offering price listed on the cover page hereof and that holds its notes as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” This section does not apply to a holder that is subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns notes as part of a straddle, constructive sale, wash sale, conversion transaction or other integrated transaction for tax purposes or as part of a hedge or a synthetic security;

•	a controlled foreign corporation;

•	a regulated investment company;

•	a real estate investment trust;

•	a passive foreign investment company;

•	certain U.S. expatriates; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

In addition, this summary does not address any U.S. federal alternative minimum tax consequences of the acquisition, ownership, or disposition of the notes.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the tax treatment and activities of the partnership. A partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings, administrative positions and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in this section and there can be no assurance that the IRS will not challenge such statements and conclusions or that any such challenge will not be sustained by a court.

This section is provided for general informational purposes only and is not intended to be tax advice. Holders should consult their own tax advisors concerning the consequences of purchasing, owning and disposing of the notes in their particular circumstances under the Code and the laws of any other taxing jurisdiction.

Purchase of Notes Upon a Change of Control Triggering Event

We have determined that the likelihood that we may be required to repurchase notes following a Change in Control Triggering Event, as described above under “Description of the Notes—Offer to Repurchase Upon a Change in Control Triggering Event,” is a more than remote likelihood, but that it is significantly more likely than not that we will not come to be required to repurchase notes following a Change in Control Triggering Event. Because of these determinations, we do not intend to treat this possibility as affecting, prior to the occurrence of such event, the amount or timing of income inclusions with respect to the notes or the character of income recognized on the sale, exchange or disposition of a note. If the IRS were to take a contrary position with respect to the determination described in this paragraph, the notes could be subject to U.S. federal income tax rules governing contingent payment debt instruments, in which case the amount and timing of income inclusions with respect to the notes and the character of income recognized on a sale, exchange or redemption of a note could differ materially and adversely from that described herein. The discussion in this section assumes that the notes will not be subject to the contingent payment debt instrument rules.

United States Holders

This subsection describes the tax consequences to a U.S. holder. A U.S. holder is a beneficial owner of a note that is treated for U.S. federal income tax purposes as:

•	a citizen or individual resident of the U.S.;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

Payments of Stated Interest

U.S. Holders will be required to include stated interest on the notes in income at the time that such interest is received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Purchase, Sale and Retirement of the Notes

A U.S. holder will generally recognize gain or loss on the sale, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized on the sale, retirement or other taxable disposition (other than any amount attributable to accrued and unpaid stated interest, which will be taxable as interest to the extent not previously so taxed) and the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be the amount paid by the U.S. holder to acquire the note. A U.S. holder will recognize capital gain or loss when a note is sold or retired. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the U.S. holder has a holding period of greater than one year. The deductibility of capital losses is subject to limitations.

Additional Tax on Investment Income

On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010. This legislation will require certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, interest and gains from sale in respect of securities like the notes, subject to certain exceptions. This surtax will apply for taxable years beginning after December 31, 2012. Prospective purchasers of the notes should consult with their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of the notes.

United States Alien Holders

This subsection describes the tax consequences to a U.S. alien holder. A U.S. alien holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual

•	a foreign corporation, or

•	an estate or trust that in either case is not a U.S. holder.

This subsection does not apply to a U.S. holder.

Interest Payments that are not Treated as Effectively Connected

Under U.S. federal income tax law, and subject to the discussion of backup withholding below, if a holder is a U.S. alien holder, we and other U.S. paying agents (collectively referred to as “U.S. Payors”) generally will not be required to deduct a 30% U.S. withholding tax from payments on the notes; provided, that, in the case of payments of interest that are not effectively connected with a U.S. trade or business:

(a)	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

(b)	the holder is not a controlled foreign corporation that is related to the Company through stock ownership;

(c)	the holder is not treated for U.S. federal income tax purposes as a bank extending credit under a loan agreement entered into in the ordinary course of its trade or business; and

(d)	the U.S. Payor does not have actual knowledge or reason to know that the holder is a U.S. person and:

(i)	the holder has furnished to the U.S. Payor an IRS Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is (or, in the case of a U.S. alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-U.S. person;

(ii)	the U.S. Payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

(A)	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

(B)	a qualified intermediary (generally a non-U.S. financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS); or

(C)	a U.S. branch of a non-U.S. bank or of a non-U.S. insurance company, that has agreed to be treated as a U.S. person for withholding purposes,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-U.S. person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a withholding foreign partnership or a qualified intermediary, in accordance with its agreement with the IRS),

(iii)	the U.S. Payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

(A)	certifying to the U.S. Payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute has been received from the holder by it or by a similar financial institution between it and the holder, and

(B)	to which is attached a copy of IRS Form W-8BEN or acceptable substitute form, or

(iv)	the U.S. Payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person that is, for U.S. federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations.

Subject to the discussion below regarding effectively connected interest, a U.S. alien holder that does not meet the conditions set forth above will be subject to a 30% U.S. federal withholding tax with respect to payments of interest, unless the U.S. alien holder is entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the U.S. and the U.S. alien holder’s country of residence. To claim such a reduction or exemption, a U.S. alien holder must generally provide the U.S. Payor a properly completed IRS Form W-8BEN and claim this exemption on the form. In some cases, a U.S. alien holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

Interest Payments Treated as Effectively Connected

Notwithstanding the foregoing discussion and subject to the discussion below regarding backup withholding, interest on a U.S. alien holder’s notes will not be subject to U.S. federal withholding tax (if the appropriate certification is provided), but will, unless an applicable income tax treaty provides otherwise, be includable in the income of the U.S. alien holder for regular U.S. federal income tax purposes (and, in the case of a U.S. alien holder that is a foreign corporation, for purposes of the 30% U.S. branch profits tax) if the interest income is effectively connected with the U.S. alien holder’s conduct of a trade or business in the U.S.

Sale or Other Disposition of the Notes

A U.S. alien holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange or other taxable disposition of a note unless

•

such gain is effectively connected with a U.S. trade or business of such U.S. alien holder, and, in the case of a qualified resident of a country having an applicable income tax treaty with the U.S., such gain is attributable to a U.S. permanent establishment of such U.S. alien holder, in which case it will be taxed in the same manner as effectively connected interest discussed above;

•	the U.S. alien holder is an individual that is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions; or

•

we are or have been, within the shorter of a U.S. alien holder’s holding period or the period beginning five years prior to the disposition, a “U.S. real property holding corporation” for United States federal income tax purposes.

If a U.S. alien holder is an individual described in the first bullet point above, the holder will be subject to tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated United States federal income tax rates. If a U.S. alien holder is an individual described in the second (and not in the first) bullet point above, the holder will be subject to a flat 30% tax on the gain derived from the sale, exchange or other taxable disposition, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. If a U.S. alien holder is a foreign corporation described in the first bullet point above, the holder will be subject to tax on its net gain in the same manner as if the holder were a U.S. holder and, in addition, the holder may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified in an applicable income tax treaty) of its effectively connected earnings and profits.

Any amounts which a U.S. alien holder receives on the sale, exchange or other disposition of a note which is attributable to accrued interest will be subject to United States federal income tax in accordance with the rules for taxation of interest described above under, as appropriate, “—United States Alien Holders—Interest Payments that are not Treated as Effectively Connected” and “—United States Alien Holders—Interest Payments Treated as Effectively Connected.”

We believe that we are not and have not within the last five years been, and we do not anticipate becoming, a “U.S. real property holding corporation” for United States federal income tax purposes.

Backup Withholding and Information Reporting

In general, in the case of a noncorporate U.S. holder, we and other payors are required to report to the IRS all payments of interest on the notes. In addition, we and other payors are generally required to report to the IRS any payment of proceeds of the sale or other disposition (including principal and premium, if any, upon a redemption or retirement). Additionally, backup withholding will apply to any payments if the holder fails to provide an accurate taxpayer identification number, or the holder is notified by the IRS that the holder is subject to backup withholding because the holder has failed to report all interest and dividends required to be shown on the holder’s U.S. federal income tax returns.

In general, in the case of a U.S. alien holder, payments of interest or dividends made by us and other payors to the holder will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or the holder otherwise establishes an exemption. However, we and other payors are required to report payments of interest on the notes and payments of dividends on the shares on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

Payment of the proceeds from the sale or other disposition (including principal and premium, if any, upon a redemption or retirement) of notes effected at a U.S. office of a broker will not be subject to backup withholding and information reporting provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the holder has furnished to the broker:

•	an appropriate IRS Form W-8 or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is not a U.S. person; or

•	other documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations; or

•	the holder otherwise establishes an exemption.

In general, payment of the proceeds from the sale or other disposition (including principal and premium, if any, upon a redemption or retirement) of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, such a sale or other disposition effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by the holder in the U.S.;

•	the payment of proceeds or the confirmation of the sale is mailed to the holder at a U.S. address; or

•	the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or a reason to know that the holder is a U.S. person and the documentation requirements described above (relating to a sale of notes effected at a U.S. office of a broker) are met or the holder otherwise establishes an exemption.

In addition, payment of the proceeds from the sale or other disposition (including principal and premium, if any, upon a redemption or retirement) of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business;

unless the broker does not have actual knowledge or a reason to know that the holder is a U.S. person and the documentation requirements described above (relating to a sale of notes effected at a U.S. office of a broker) are met or the holder otherwise establishes an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the holder is a U.S. person.

In general, a holder may obtain a refund of any amounts withheld under U.S. backup withholding rules that exceed its income tax liability by timely filing a refund claim with the IRS.

Recently Enacted Federal Tax Legislation

On March 18, 2010, President Obama signed the “Hiring Incentives to Restore Employment (HIRE) Act”, or the HIRE Act, which includes a revised version of a bill known as the “Foreign Account Tax Compliance Act of 2009” or “FATCA.” Under FATCA, foreign financial institutions (which include most hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles regardless of their size) must comply with new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S. source payments made to them. More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments” made after December 31, 2012. For this purpose, withholdable payments are U.S.-source payments otherwise subject to nonresident withholding tax and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The new FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain treated as foreign source income under the Code). 2011 IRS guidance provides that regulations implementing this legislation will defer this withholding obligation until January 1, 2014 for payments of interest and dividends and until January 1, 2015 for gross proceeds from dispositions of stock and debt. Treasury is authorized to provide rules for implementing the FATCA withholding regime and coordinating the FATCA withholding regime with the existing nonresident withholding tax rules. FATCA withholding will not apply to certain payments made to beneficial owners that are foreign governments, international organizations, foreign central banks of issue or any other class of persons identified by Treasury as posing a low risk of tax evasion.

FATCA applies to debt obligations issued or deemed issued after March 18, 2012. Recently proposed Treasury regulations generally would exempt interest payments on debt obligations issued before January 1, 2013, and the gross proceeds from the subsequent disposition of such obligations, from the application of

FATCA. There can be no assurance as to whether or not these proposed regulations will be adopted in final form, and, if so adopted, what form the proposed regulations would take.

United States alien holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

Federal Estate Taxes

A note held by an individual who at death is not a citizen or resident (as specifically defined for estate tax purposes) of the U.S. will not be includible in the individual’s gross estate for U.S. federal estate tax purposes if:

•	the decedent did not actually or constructively own, at the time of death, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; and

•	the income on the note would not have been effectively connected with a U.S. trade or business of the decedent at such time.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, an “ERISA Plan”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with its fiduciary responsibilities, and the documents and instruments governing the ERISA Plan.

In addition, we, certain of our subsidiaries and the underwriters, the Trustee, the Registrar and Paying Agent, DTC and our and their respective affiliates may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many ERISA Plans, as well as with respect to many plans that are described in and subject to Section 4975 of the Code (such plans together with ERISA Plans are referred to herein as “Plans”). Prohibited transactions within the meaning of ERISA and the Code could arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we, any of our subsidiaries or affiliates and the other persons referenced above is a party in interest, unless the transaction qualifies for an exemption from the prohibited transaction rules of ERISA and the Code. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable exemption.

In this regard, exemptive relief from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the notes. Those exemptions include Prohibited Transaction Class Exemption (“PTCE”) 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provides exemptive relief for certain arm’s length transactions with a person (other than a fiduciary or an affiliate of a fiduciary that has or exercises discretionary authority or control or renders investment advice with respect to the Plan assets involved in the transaction) that is a party in interest or disqualified individuals or disqualified individual solely by reason of providing services to Plans or being an affiliate of such a service provider. However, there can be no assurance that any of these class exemptions, the statutory exemption referenced above or any other exemption will be available with respect to any particular transaction involving the notes.

Because we, our affiliates and the other persons referenced above may be considered a party in interest or disqualified person with respect to many Plans, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless (i) an exemption applies with respect to, and the conditions for exemptive relief will be satisfied in connection with, such purchase and holding or (ii) such purchase and holding will not otherwise constitute a non-exempt prohibited transaction. Governmental plans, certain church plans and non-United States plans (collectively, “Non-ERISA Plans”), while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state, federal, non-U.S. or other laws or regulations that are substantially similar to the foregoing provisions of Section 406 of ERISA or Section 4975 of the Code (collectively, “Similar Laws”). Fiduciaries of any such Non-ERISA Plans should consult with their counsel before purchasing any notes.

Accordingly, each purchaser, transferee and holder of the notes (or any interest therein) will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase or holding of the notes that either (a) it is not a Plan, a Plan Asset Entity or a Non-ERISA Plan and is not purchasing or holding such notes (or any interest therein) on behalf of or with the assets of any Plan, Plan Asset Entity or a Non-ERISA Plan or (b) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law. The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

Wells Fargo Securities, LLC is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement by and between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$
Cantor Fitzgerald & Co.

Total	$

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

We have granted an option to the underwriters, exercisable for 30 days from and including the date of this prospectus supplement, to purchase up to an additional $         aggregate principal amount of notes at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional aggregate principal amount of notes proportionate to that underwriter’s initial aggregate principal amount of notes reflected in the table above.

We have agreed that for a period of 30 days after the date of this prospectus supplement, we will not, without the prior written consent of Wells Fargo Securities, LLC, directly or indirectly issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option or right to sell or otherwise transfer or dispose of any debt securities of or guaranteed by the Company that are similar to the notes offered hereby or any securities convertible into or exercisable or exchangeable for any debt securities of or guaranteed by the Company that are similar to the notes offered hereby.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement, and may offer the notes to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the public offering of the notes, the public offering price and other selling terms may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance of any order and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $500,000 (assuming no exercise of the underwriters’ over-allotment option) and are payable by us.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The notes are a new issue of securities with no established trading market. We have applied to list the notes on the New York Stock Exchange under the symbol “BGCA” and, if the application is approved, expect trading in the notes to begin within 30 days after the notes are first issued. The underwriters, other than Cantor Fitzgerald & Co., may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes.

Specifically, the underwriters may over-allot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

CONFLICT OF INTEREST

Cantor Fitzgerald & Co., or “CF&Co,” is our broker-dealer affiliate, a wholly owned subsidiary of Cantor, and a member of the Financial Industry Regulatory Authority, Inc., which we refer to as “FINRA.” The offering of the notes pursuant to this prospectus supplement will conform to the requirements set forth in Rule 5121 of the Conduct Rules of FINRA. CF&Co may not make sales in this offering to any of it discretionary accounts without the prior written approval of the account holder. CF&Co and its affiliates, including Cantor, have provided investment banking, financial advisory and other services to us and our affiliates in the past and are expected do so in the future. They receive customary fees and commissions for these services. In addition, they may also receive brokerage services and market data and analytics products from us and our affiliates. For further information about our relationships with CF&Co and its affiliates, including Cantor, see our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC, and our subsequent Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and Current Reports on Form 8-K filed with the SEC, all of which are incorporated by reference herein.

LEGAL MATTERS

The validity of the notes has been passed on for us by Morgan, Lewis & Bockius LLP, New York, New York. Sidley Austin LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited the consolidated financial statements and financial statement schedule of BGC Partners, Inc. included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the effectiveness of internal control over financial reporting of BGC Partners, Inc. as of December 31, 2011, as stated in their reports thereon, included therein, which are incorporated by reference in this prospectus supplement. Such consolidated financial statements and financial statement schedule of BGC Partners, Inc. are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Ernst & Young LLP, Grubb & Ellis Company’s independent registered public accounting firm, has audited the consolidated financial statements of Grubb & Ellis Company as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in our Current Report on Form 8-K/A filed with the SEC on May 24, 2012, which is incorporated by reference in this prospectus supplement. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 15, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on May 8, 2012;

•	our Current Report on Form 8-K filed on February 15, 2012;

•	our Current Report on Form 8-K filed on February 21, 2012;

•	our Current Report on Form 8-K filed on February 24, 2012 (other than as indicated therein);

•	our Current Report on Form 8-K filed on February 29, 2012;

•	our Current Report on Form 8-K filed on March 28, 2012;

•	our Current Report on Form 8-K filed on April 3, 2012;

•	our Current Report on Form 8-K filed on April 19, 2012;

•	our Current Report on Form 8-K filed on May 3, 2012 (other than as indicated therein);

•	our Current Report on Form 8-K/A filed on May 24, 2012; and

•

all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File Number 0-28191) after the date of this prospectus supplement and before the completion of the offering of the notes included in this prospectus supplement.

Any statement contained in this prospectus supplement, the accompanying base prospectus or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in the accompanying base prospectus or subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus.

You may obtain copies of these documents, at no cost to you, from our website (www.bgcpartners.com), or by writing or telephoning us at the following address:

Investor Relations

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2426

Prospectus

BGC PARTNERS, INC.

$300,000,000

Debt Securities

Class A Common Stock Issuable Upon Conversion or Exchange of Debt Securities

We are offering up to $300,000,000 aggregate principal amount of our debt securities. The debt securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering. The debt securities may be convertible into or exchangeable for shares of our Class A common stock.

We will provide the specific terms of the debt securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “BGCP.” On June 11, 2012, the last reported sales price of our Class A common stock was $6.09 per share.

An investment in our debt securities and Class A common stock involves risks. See the “Risk Factors” section on page 5 of this prospectus and in our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the “SEC,” and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2012.

You should rely only on the information provided in this prospectus, in any prospectus supplement that we provide to you in connection with an offering of the securities described in this prospectus or in any document incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No offer of the securities described in this prospectus is being made in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or in any prospectus supplement that we provide to you in connection with an offering of the securities described in this prospectus, or in any document incorporated by reference into this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, any prospectus supplement that we provide to you in connection with an offering of the securities described in this prospectus, or any documents incorporated by reference into this prospectus or any applicable prospectus supplement, our businesses, financial condition, results of operations, cash flows and prospects might have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer and sell our debt securities and any Class A common stock that may be issuable upon conversion or exchange of such debt securities as described in this prospectus in one or more offerings. Each time we sell a series of debt securities, we will provide a prospectus supplement containing a description of the debt securities we will offer and specific information about the terms of that series of debt securities and the related offering. Any such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in such prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein or in documents incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	pricing and commissions and market position with respect to any of our products and services and those of our competitors;

•	the effect of industry concentration and reorganization, reduction of customers and consolidation;

•	liquidity, regulatory and clearing capital requirements and the impact of credit market events;

•	market conditions, including trading volume and volatility, potential deterioration of the equity and debt capital markets, and our ability to access the capital markets;

•

our relationships with Cantor Fitzgerald, L.P., which we refer to as “Cantor,” and its affiliates, including Cantor Fitzgerald & Co., which we refer to as “CF&Co,” any related conflicts of interest, competition for and retention of brokers and other managers and key employees, support for liquidity and capital and other relationships, including Cantor’s holding of our 8.75% convertible notes, CF&Co’s acting as our sales agent under our controlled equity or other offerings, and CF&Co’s acting as our financial advisor in connection with one or more business combinations or other transactions;

•	economic or geopolitical conditions or uncertainties;

•

extensive regulation of our businesses, changes in regulations relating to the financial services and other industries, and risks relating to compliance matters, including regulatory examinations, inspections, investigations and enforcement actions, and any resulting costs, fines, penalties, sanctions, enhanced oversight, increased financial and capital requirements, and changes to or restrictions or limitations on specific activities, operations, compensatory arrangements, and growth opportunities, including acquisitions, hiring, and new business, products, or services;

•	factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, counterparty failure, and the impact of fraud and unauthorized trading;

•

costs and expenses of developing, maintaining and protecting our intellectual property, as well as employment and other litigation and their related costs, including judgments or settlements paid or received;

•

certain financial risks, including the possibility of future losses and negative cash flows from operations, an increased need for short-term borrowings, potential liquidity and other risks relating to our ability to obtain financing or refinancing of existing debt on terms acceptable to us, if at all, and risks of the resulting leverage, including potentially causing a reduction in our credit ratings and/or the associated outlooks given by the rating agencies to those credit ratings, increased borrowing costs, as well as interest and currency rate fluctuations;

•

our ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share;

•

our ability to enter into marketing and strategic alliances and business combination or other transactions in the financial services, real estate and other industries, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures and to meet our financial reporting obligations with respect thereto, and the integration of any completed transactions;

•	our ability to hire and retain personnel;

•	our ability to expand the use of technology for hybrid and fully electronic trading;

•	our ability to effectively manage any growth that may be achieved, while ensuring compliance with all applicable regulatory requirements;

•

our ability to identify and remediate any material weaknesses in our internal controls that could affect our ability to prepare financial statements and reports in a timely manner, control our policies, procedures, operations and assets, assess and manage our operational, regulatory and financial risks, and integrate our acquired businesses;

•	the effectiveness of our risk management policies and procedures, and the impact of unexpected market moves and similar events;

•

the fact that the prices at which shares of our Class A common stock are sold in one or more of our controlled equity offerings or in other offerings or other transactions may vary significantly, and purchasers of shares in such offerings or transactions, as well as existing stockholders, may suffer significant dilution if the price they paid for their shares is higher than the price paid by other purchasers in such offerings or transactions;

•

our ability to meet expectations with respect to payments of dividends and distributions and repurchases of shares of our Class A common stock and purchases of limited partnership interests of BGC Holdings, L.P., which we refer to as “BGC Holdings,” or other equity interests of our subsidiaries, including from Cantor, our executive officers, other employees, partners, and others, and the net proceeds to be realized by us from offerings of our shares of Class A common stock;

•

the effect on the market for and trading price of our Class A common stock of various offerings and other transactions, including our controlled equity and other offerings of our Class A common stock and convertible or exchangeable debt securities, our repurchases of shares of our Class A common stock and purchases of BGC Holdings limited partnership interests or other equity interests of our subsidiaries, our payment of dividends on our Class A common stock and distributions on BGC Holdings limited partnership interests, convertible arbitrage, hedging, and other transactions engaged in by holders of our 4.50% convertible notes and counterparties to our capped call transactions, and resales of shares of our Class A common stock acquired from us or Cantor, including pursuant to our employee benefit plans, conversion of our convertible notes, conversion or exchange of our convertible or exchangeable debt securities, and distributions from Cantor pursuant to Cantor’s distribution rights obligations and other distributions to Cantor partners, including deferred distribution rights shares; and

•

the risk factors described in our latest Annual Report on Form 10-K filed with the SEC and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

The foregoing risks and uncertainties, as well as those risks and uncertainties referred to under the heading “Risk Factors” and those incorporated by reference into this prospectus, may cause actual results to differ materially from the forward-looking statements. The information included or incorporated by reference into this prospectus is given as of the respective dates of this prospectus or the documents incorporated by reference into this prospectus, and future events or circumstances could differ significantly from such information. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CERTAIN DEFINED TERMS

Unless we otherwise indicate or unless the context requires otherwise, any reference in this prospectus to:

•	“4.50% convertible notes” refers to the BGC Partners 4.50% convertible senior notes due 2016, which are convertible into shares of Class A common stock;

•	“8.75% convertible notes” refers to the BGC Partners 8.75% convertible senior notes due 2015, which are convertible into shares of Class A common stock;

•

“April 2008 distribution rights shares” refers to shares of Class A common stock distributed, or to be distributed on a deferred basis, by Cantor to certain current and former partners of Cantor pursuant to distribution rights provided to such partners on April 1, 2008;

•	“BGC Global” refers to BGC Global Holdings, L.P., which holds the non-U.S. businesses of BGC Partners;

•	“BGC Holdings” refers to BGC Holdings, L.P.;

•	“BGC Partners” refers to BGC Partners, Inc. and its consolidated subsidiaries;

•	“BGC Partners OldCo” refers to BGC Partners, LLC (formerly known as BGC Partners, Inc.) before the merger;

•	“BGC U.S.” refers to BGC Partners, L.P., which holds the U.S. businesses of BGC Partners;

•	“Cantor” or the “Cantor group” refers to Cantor Fitzgerald, L.P. and its subsidiaries other than BGC Partners;

•	“Cantor units” refers to exchangeable limited partnership interests of BGC Holdings held by Cantor entities;

•	“CF&Co” refers to Cantor Fitzgerald & Co.;

•	“CFGM” refers to CF Group Management, Inc., the managing general partner of Cantor;

•	“Class A common stock” refers to BGC Partners Class A common stock, par value $0.01 per share;

•	“Class B common stock” refers to BGC Partners Class B common stock, par value $0.01 per share;

•	“common stock” refers to Class A common stock and Class B common stock, collectively;

•	“convertible notes” refers to the 4.50% convertible notes and the 8.75% convertible notes, collectively;

•	“debt securities” refers to the debt securities of BGC Partners included in this prospectus;

•	“deferred distribution rights shares” refers to distribution rights shares to be distributed by Cantor on a deferred basis;

•	“distribution rights” refers to the obligation of Cantor to distribute to certain current and former partners of Cantor shares of Class A common stock;

•	“distribution rights shares” refers to the April 2008 distribution rights shares and the February 2012 distribution rights shares, collectively;

•	“eSpeed” refers to eSpeed, Inc.;

•

“February 2012 distribution rights shares” refers to shares of Class A common stock to be distributed on a deferred basis to certain partners of Cantor in payment of previous quarterly partnership distributions pursuant to distribution rights provided to such partners on February 14, 2012;

•	“February 2012 sales agreement” refers to the controlled equity offeringSM sales agreement, dated February 15, 2012, between BGC Partners and CF&Co;

•

“founding partners” refers to the individuals who became limited partners of BGC Holdings in the mandatory redemption of interests in Cantor in connection with the separation and merger and who provide services to BGC Partners (provided that members of the Cantor group and Howard W. Lutnick

v

(including any entity directly or indirectly controlled by Mr. Lutnick or any trust with respect to which he is a grantor, trustee or beneficiary) are not founding partners);

•	“founding/working partners” refers to founding partners and/or working partners of BGC Holdings;

•	“founding/working partner units” refers to partnership units of BGC Holdings held by founding/working partners;

•	“GAAP” refers to accounting principles generally accepted in the United States of America;

•	“limited partners” refers to holders of limited partnership units;

•	“limited partnership interests” refers to founding/working partner units, limited partnership units and Cantor units, collectively;

•	“limited partnership units” refers to REUs, RPUs, PSUs and PSIs, collectively;

•

“merger” refers to the merger of BGC Partners OldCo with and into eSpeed on April 1, 2008 pursuant to the Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 and February 1, 2008, by and among eSpeed, BGC Partners OldCo, Cantor, BGC U.S., BGC Global and BGC Holdings;

•	“OpCos” refers to BGC U.S. and BGC Global, collectively;

•	“PSIs” refers to certain working partner units of BGC Holdings held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“PSUs” refers to certain working partner units of BGC Holdings held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“REUs” refers to certain limited partnership units of BGC Holdings held by certain employees of BGC Partners and other persons;

•	“RPUs” refers to certain limited partnership units of BGC Holdings held by certain employees of BGC Partners and other persons;

•	“RSUs” refers to BGC Partners’ unvested restricted stock units held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•

“separation” refers to the transfer by Cantor of certain assets and liabilities to BGC Partners OldCo and/or its subsidiaries pursuant to the Separation Agreement, dated as of March 31, 2008, by and among Cantor, BGC Partners OldCo, BGC U.S., BGC Global and BGC Holdings;

•	“September 2011 sales agreement” refers to the controlled equity offeringSM sales agreement, dated September 9, 2011, between BGC Partners and CF&Co;

•	“short-term borrowings” refers to borrowings under our revolving credit agreement, dated June 23, 2011, which provides for up to $130.0 million of unsecured revolving credit through June 23, 2013;

•	“working partners” refers holders of working partner units; and

•	“working partner units” refers to partnership units of BGC Holdings held by working partners.

SUMMARY

This summary highlights selected information from this prospectus, but may not contain all information that may be important to you. The following summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. For a more complete understanding of the terms of our debt securities and our Class A common stock that may be issuable upon conversion or exchange of such debt securities, and before making your investment decision, you should carefully read this entire prospectus, the prospectus supplement provided in connection with an offering of the debt securities and the documents referred to in “Where You Can Find More Information” and “Document Incorporated by Reference.” See the “Certain Defined Terms” section beginning on page v of this prospectus for the definition of certain terms used in this prospectus.

When we use the words “BGC Partners,” “we,” “us,” “our” or the “Company,” we are referring to BGC Partners, Inc. and its consolidated subsidiaries.

The Company

We are a leading global brokerage company primarily servicing the wholesale financial and property markets, specializing in the brokering of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. We also provide a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Our integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, in many markets, fully electronic brokerage services in connection with transactions executed either over-the-counter or through an exchange. Through our eSpeed, BGC TraderTM, and BGC Market Data brands, we offer financial technology solutions, market data, and analytics related to select financial instruments and markets.

In the second quarter of 2012, we completed the acquisition of substantially all of the assets of Grubb & Ellis Company and its direct and indirect subsidiaries (“Grubb & Ellis”) and have been integrating the Grubb & Ellis assets with our Newmark Knight Frank brand. The resulting brand, Newmark Grubb Knight Frank, is a full-service commercial real estate platform. Through this Newmark Grubb Knight Frank brand, we offer a wide range of services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

Our customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers and investment firms.

We have offices in dozens of major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington, D.C. and Zurich. We expect to have additional offices as we integrate the Grubb & Ellis business. As of March 31, 2012, we had 2,170 brokers and salespeople across more than 220 desks.

Our Organizational Structure

We are a holding company, and our businesses are operated through two operating partnerships, which we refer to as the “OpCos”: BGC U.S., which holds our U.S. businesses, and BGC Global, which holds our non-U.S. businesses.

The limited partnership interests of the OpCos are held by us and BGC Holdings, and the limited partnership interests of BGC Holdings are currently held by the founding/working partners, holders of limited partnership units and Cantor. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitle us to remove and appoint the general partner of BGC Holdings, and serve as the general partner of BGC Holdings, which entitles us to control BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of BGC U.S. and BGC Global, all of which entitle BGC Holdings (and thereby us) to control each of BGC U.S. and BGC Global. BGC Holdings holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

The following diagram illustrates our ownership structure as of May 31, 2012. The following diagram does not reflect the various subsidiaries of us, BGC U.S., BGC Global, BGC Holdings or Cantor, or the noncontrolling interests in our consolidated subsidiaries, other than Cantor’s units in BGC Holdings.

CF Group Management Inc.
Cantor Limited Partners
Cantor
Public Stockholders
• Class A common stock (3.4% of economics and 1.1% of voting power of BGC Partners, Inc.) and Class B common stock (24.8% of economics and 76.7% of voting power of BGC Partners, Inc.)
• 15.0% indirect economic interest in BGC U.S. and BGC Global
• Limited Partnership Interests (39.4% of economics of BGC Holdings)
• 18.5% indirect economic interest in BGC U.S. and BGC Global
• Class A common stock (71.8% economics and 22.2% of voting power of BGC Partners, Inc
• 38.1 indirect economic interest in BGC U.S. and BGC Global
BGC Partners, Inc.
• Limited Partnership Interests (53.1% of economics of BGC U.S.)
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (53.1% of economics of BGC Global)
Limited Partners and Founding/Working Partners
• Limited Partnership Interests (60.6% of economics of BGC Holdings)
• 28.4% indirect economic interest in BGC U.S. and BGC Global
BGC Holdings
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (46.9% of economics of BGC U.S.)
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (46.9% of economics of BGC Global)
BGC U.S.
BGC Global

*	Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, if Cantor converted all of its Class B common stock into Class A common stock, Cantor would hold 28.2% of the voting power, and the public stockholders would hold 71.8% of the voting power (and the indirect economic interests in BGC U.S. and BGC Global would remain unchanged). The diagram reflects (i) 1,010,655 shares of Class A common stock that Cantor distributed to its partners on February 14, 2012 and 282,023 shares of Class A common stock that Cantor distributed to its partners on March 21, 2012 (but not the 1,928,103 February 2012 distribution rights shares that remain to be distributed by Cantor); (ii) an aggregate of 721,679 April 2008 distribution rights shares that Cantor has distributed since September 2011, including the 498,960 shares of Class A common stock that Cantor distributed on February 14, 2012 (but not the 15,545,606 April 2008 distribution rights shares that remain to be distributed by Cantor); (iii) 75,000 shares of Class A common stock that Cantor donated to The Cantor Fitzgerald Relief Fund on March 9, 2012 and that may be included in the prospectus under our separate resale Registration Statement on Form S-3 (Registration No. 333-175034); (iv) an aggregate of 1,050,000 shares of Class A common stock that we donated to The Cantor Fitzgerald Relief Fund on February 3, 2012 and March 9, 2012, all of which shares may in the future be offered and sold under our separate shelf Registration Statement on Form S-3 (Registration No. 333-180391); (v) an aggregate of 5,150,000 shares of Class A common stock that we have sold under the September 2011 sales agreement since January 1, 2012 (but not the 140,090 shares that remain to be sold under that sales agreement), pursuant to our shelf Registration Statement on Form S-3 (Registration No. 333-176523); (vi) an aggregate of 886,569 Cantor units that Cantor purchased from BGC Holdings on March 13, 2012 in connection with the redemption and/or grant of exchangeability of founding/working partner units; (vii) an aggregate of 34,160 Cantor units that Cantor purchased from BGC Holdings on May 4, 2012 in connection with the redemption of non-exchangeable founding/working partner units; (viii) an aggregate of 44,013 shares of Class A common stock that we repurchased, including an aggregate of 41,523 shares from Mr. Merkel and certain family trusts, on March 13, 2012; and (ix) 895,141 exchangeable founding/working partner units that we repurchased from a founding/working partner on April 5, 2012. The diagram does not reflect Cantor’s economic interest in the 8.75% convertible notes or the 22,959,124 shares of Class A common stock acquirable by Cantor upon conversion thereof. If Cantor converted all of the 8.75% convertible notes into shares of Class A common stock, Cantor would hold 78.9% of the voting power, and the public stockholders would hold 21.1% of the voting power (and Cantor’s indirect economic interests in each of BGC U.S. and BGC Global would be 38.8%). Further, the diagram does not reflect (i) 10,000,000 shares of Class A common stock that may be sold under the February 2012 sales agreement, pursuant to our shelf Registration Statement on Form S-3 (Registration No. 333-176523); (ii) 9,961,596 shares of Class A common stock that remain available to be sold pursuant to the BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan under our shelf Registration Statement on Form S-3 (Registration No. 333-173109); (iii) 19,208,090 shares of Class A common stock that may be sold under our acquisition shelf Registration Statement on Form S-4 (Registration No. 333-169232); (iv) 16,260,160 shares of Class A common stock that may be issued upon conversion of the 4.50% convertible notes; or (v) any shares of Class A common stock that may become issuable upon the conversion or exchange of any convertible or exchangeable debt securities that may in the future be sold under our shelf Registration Statement on Form S-3 (Registration No. 333-180331). For purposes of the diagram and this paragraph, Cantor’s percentage ownership also includes CFGM’s percentage ownership.

Executive Offices

Our executive offices are located at 499 Park Avenue, New York, New York 10022, while our international headquarters are located at 1 Churchill Place, Canary Wharf, London E14 5RD, United Kingdom. Our telephone number is (212) 610-2200. Our website is located at www.bgcpartners.com, and our e-mail address is info@bgcpartners.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

RISK FACTORS

An investment in our debt securities and any shares of our Class A common stock that may be issuable upon conversion or exchange of the debt securities involves risks. You should consider carefully the “Risk Factors” section of our latest Annual Report on Form 10-K filed with the SEC, and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein, and in the prospectus supplement that we will provide to you in connection with an offering of securities described in this prospectus, as well as the other information included in this prospectus and in any applicable prospectus supplement before making an investment decision. Any of the risk factors could significantly and negatively affect our businesses, financial condition, results of operations, cash flows, and prospects and the value and trading prices of the debt securities and Class A common stock. You could lose all or part of your investment in our debt securities and Class A common stock.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities included in this prospectus for general corporate purposes, which may include, among other things:

•	additions to working capital;

•

the repurchase, purchase or redemption of our outstanding equity and debt securities, BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers, other employees, partners and others;

•	the repayment of our indebtedness, including our short-term borrowings; and

•	the expansions of our business through internal growth or acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratios of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and fixed charges, net. “Fixed charges” consist of interest expense incurred on all indebtedness, amortized premiums, discounts and capitalized expenses relating to indebtedness and interest within rental expense. Neither we nor any of our consolidated subsidiaries had any preferred shares outstanding for any of the periods reflected in this table.

	Quarter Ended March 31,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
	(dollars in thousands)
Earnings:
Income before income taxes(1)	$21,368	$60,964	$63,855	$73,175	$16,843	$43,389
Add: Fixed charges, net	7,958	25,606	15,409	10,363	18,950	26,251

Income before income taxes and fixed charges, net	$29,326	$86,570	$79,264	$83,538	$35,793	$69,640

Fixed charges:
Total interest expense(2)	$6,476	$22,798	$14,080	$9,920	$18,950	$26,251
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,082	1,808	129	43	—	—
Interest within rental expense	400	1,000	1,200	400	—	—

Total fixed charges	$7,958	$25,606	$15,409	$10,363	$18,950	$26,251

Ratio of earnings to fixed charges	3.7	3.4	5.1	8.1	1.9	2.7

(1)	Income before income taxes does not include income or loss from equity investees.
(2)	Includes interest expense of $0.1 million for the three months ended March 31, 2012 and $0.1 million for the year ended December 31, 2011 related to short-term borrowings.

DESCRIPTION OF THE DEBT SECURITIES

General

The debt securities included in this prospectus may be issued in one or more series under an indenture to be entered into by and between us and U.S. Bank, National Association, as trustee. References herein to the “Indenture” refer to such indenture and references to the “Trustee” refer to such trustee or any other trustee for any particular series of debt securities issued under the Indenture. The terms of the debt securities of any series will be those specified in or pursuant to the Indenture and in the applicable debt securities of that series and those made part of the Indenture by the Trust Indenture Act of 1939, as amended. In the event that we issue subordinated debt securities, we may issue such securities under a separate indenture.

The following description of selected provisions of the Indenture and the debt securities is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete. You should review the form of the Indenture and the form of the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus forms a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus and the applicable prospectus supplement. To obtain a copy of the Indenture or the form of the applicable debt securities, see “Where You Can Find More Information” in this prospectus. The following description of debt securities is, and the description of the debt securities of the particular series in the applicable prospectus supplement will be, qualified in its entirety by reference to all of the provisions of the Indenture and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus and any applicable prospectus supplement. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of such debt securities will be described in the applicable prospectus supplement. If any particular terms of such debt securities described in an applicable prospectus supplement differ from any of the terms of the debt securities generally described in this prospectus, then the terms described in the prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities of each series will constitute either our senior or subordinated indebtedness. We may issue an unlimited principal amount of debt securities under the Indenture. The Indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by us. Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of such debt securities, including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine such date or dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine such rate or rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	whether the debt securities will be senior or subordinated obligations of ours and, if subordinated, the subordination provisions thereof;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine such date or dates;

•	the date or dates, if any, on which the interest on the debt securities of the series will be payable and the record dates for any such payment of interest;

•

the manner in which, or the person to whom, any interest on any bearer security of the series of debt securities will be payable, if different than upon presentation and surrender of the coupons relating to the bearer security;

•	the terms and conditions on which the debt securities may be convertible into or exchangeable for Class A common stock, if any;

•	the terms and conditions, if any, upon which we are required to, or may, at our option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which we will be required to repurchase debt securities of the series at the option of the holders of debt securities of the series;

•	the terms of any sinking fund or analogous provision;

•	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•

the authorized denominations in which the series of debt securities will be issued, if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, in the case of registered securities, or minimum denominations of $5,000, in the case of bearer securities;

•

the place or places where (1) amounts due on the debt securities of the series will be payable, (2) the debt securities of the series may be surrendered for registration of transfer and exchange and, if applicable, for exchange for other securities or property, and (3) notices or demands to or upon us in respect of the debt securities of the series or the Indenture may be served, if different than the corporate trust office of the Trustee;

•

if other than U.S. dollars, the currency or currencies in which purchases of, and payments on, the debt securities of the series must be made and the ability, if any, of us or the holders of debt securities of the series to elect for payments to be made in any other currency or currencies;

•

whether the amount of payments on the debt securities of the series may be determined with reference to an index, formula, or other method or methods (any of those debt securities being referred to as “Indexed Securities”) and the manner used to determine those amounts;

•	any addition to, modification, or deletion of, any covenant or Event of Default with respect to debt securities of the series;

•

whether the debt securities of the series will be issuable in registered or bearer form, or both, and whether any debt securities of the series will be issued in temporary or permanent global form and, if so, the identity of the depositary for the global debt securities;

•

whether and under what circumstances we will pay Additional Amounts on the debt securities of the series to any holder who is a United States Alien in respect of any tax, assessment, or other governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay the Additional Amounts; and

•	any other terms of debt securities of the series.

As used in this prospectus and any applicable prospectus supplement relating to an offering of debt securities, references to the principal of and premium, if any, and interest, if any, on the debt securities of a series include Additional Amounts, if any, payable on the debt securities of such series in that context.

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of, or notice to, the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Other than to the extent provided with respect to the debt securities of a particular series and described in the applicable prospectus supplement, the Indenture will not contain any provisions that would limit our ability to incur indebtedness or to substantially reduce or eliminate our consolidated assets, which may have an adverse effect on the ability of us to service our indebtedness (including the debt securities) or that would afford holders of the debt securities protection in the event of:

•	a highly leveraged or similar transaction involving us, our management, or any affiliate of any of those parties;

•	a change of control; or

•	a reorganization, restructuring, merger, or similar transaction involving us or our affiliates that may adversely affect the holders of our debt securities.

Ranking

The applicable prospectus supplement will indicate the classification of the debt securities as senior debt or subordinated debt. Senior debt will rank on an equal basis with all our other unsecured debt except subordinated debt. Subordinated debt will rank subordinated and junior in right of payment, to the extent set forth in the applicable prospectus supplement, to all our senior debt.

Any senior debt that is unsecured will be effectively subordinated to our secured indebtedness to the extent of the security and all debt securities will be effectively subordinated to all liabilities of our subsidiaries. In the event of any insolvency, bankruptcy, liquidation or other similar proceeding with respect to any such subsidiary, we, as an equity owner of such subsidiary, and therefore holders of our debt will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and any preferred equity holders.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Registration, Transfer, Payment and Paying Agent

Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The Indenture, however, provides that we may also issue debt securities in bearer form only, or in both registered and bearer form. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. The terms of the bearer securities of the particular series and the applicable procedures and limitations will be described in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, registered securities will be issued in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof, and bearer securities will be issued in minimum denominations of $5,000.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for shares of our Class A common stock or other securities or property, at an office or agency maintained by the Trustee in New York, New York. However, we may, at our option, may make payments of interest on any interest payment date on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to the debt securities of any series will forthwith cease to be payable to the holders of those debt securities on the applicable regular record date and may either be paid to the persons in whose names those debt securities are registered at the close of business on a special record date for the payment of the interest not punctually paid or duly provided for to be fixed by the Trustee, notice whereof shall be given to the holders of those debt securities not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as completely described in the Indenture.

Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of those debt securities at the designated place or places. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the designated place or places if duly endorsed or accompanied by a written instrument of transfer. No service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any exchange of debt securities for other securities or property, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with certain of those transactions.

Unless otherwise specified in the applicable prospectus supplement, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

•

register the transfer of or exchange any registered security, or portion of any registered security, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•

issue, register the transfer of or exchange a debt security which has been surrendered for repurchase at the option of the holder, except the portion, if any, of the debt security not to be repurchased.

Calculation Agents

Calculations relating to floating rate debt securities and Indexed Securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We may appoint one of our affiliates as calculation agent. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent, if any, will be identified in the applicable prospectus supplement.

Book-Entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” New York, New York, and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which we refer to as “DTCC.” DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we refer to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities except in the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of direct participants in the debt securities in accordance with its procedures.

A beneficial owner of debt securities shall give notice to elect to have its debt securities repurchased or tendered, through its participant, to the Trustee and shall effect delivery of such debt securities by causing the direct participant to transfer the participant’s interest in such debt securities, on DTC’s records, to the Trustee. The requirement for physical delivery of debt securities in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of such debt securities to the Trustee’s DTC account.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote such global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

Principal of and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as described in this prospectus and any applicable prospectus supplement, owners of beneficial interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the Indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC. As noted above, owners of beneficial interests in a global debt security will not receive certificates representing their interests. However, we will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after the notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities; or

•

an Event of Default has occurred and is continuing with respect to the debt securities of any series, and DTC wishes to exchange such global debt securities for definitive certificated debt securities.

Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor any applicable underwriters, agents or dealers take any responsibility for the accuracy of this information.

Outstanding Debt Securities

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent, or waiver under the Indenture:

•

the principal amount of an original issue discount security that shall be deemed to be outstanding for these purposes shall be that portion of the principal amount of the original issue discount security that would be due and payable upon acceleration of the original issue discount security as of the date of the determination;

•

the principal amount of any Indexed Security that shall be deemed to be outstanding for these purposes shall be the principal amount of the Indexed Security determined on the date of its original issuance;

•

the principal amount of a debt security denominated in a foreign currency shall be the U.S. dollar equivalent, determined on the date of its original issuance, of the principal amount of the debt security; and

•	a debt security owned by us or any obligor on the debt security or any affiliate of ours or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms and conditions regarding any optional or mandatory redemption or option to repurchase the debt securities of the related series.

Exchange

The terms and conditions, if any, on which debt securities of any series are convertible into or exchangeable for shares of our Class A common stock or other securities or property will be set forth in the applicable prospectus supplement.

Certain Covenants

Any material covenants applicable to the debt securities of any series will be specified in the applicable prospectus supplement.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the Indenture as being:

(1)	failure to pay interest for 30 days after the date payment is due and payable on any debt security of that series;

(2)	failure to pay principal or premium, if any, on any debt security of that series when due, either at maturity, upon any redemption, by declaration or otherwise;

(3)	failure to make any sinking fund payment or payment under any analogous provision when due with respect to any debt security of that series;

(4)	failure to perform any other covenant for 60 days after notice of such performance was required;

(5)	specified events of bankruptcy, insolvency, or reorganization with respect to us; or

(6)	any other Event of Default established for the debt securities of that series.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The Trustee is required to give notice to holders of the debt securities of any series within 90 days after the Trustee has knowledge of a default relating to such debt securities; provided, however, that the Trustee may withhold such notice except a default in payment of principal, premium, if any, interest, if any, Additional Amounts, if any, or sinking fund payments, if any, in respect of such debt securities or a default or in the delivery of securities or property upon exchange of such debt securities in accordance with their terms, if the Trustee, in good faith, determines it is in the best interest of such holders to do so.

If an Event of Default specified in clause (5) above occurs with respect to us and is continuing, then the principal of all the debt securities and interest, if any, thereon shall automatically become immediately due and payable. If any other Event of Default with respect to the debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the principal of, or if debt securities of that series are original issue discount securities, such lesser amount as may be specified in the terms of that series of debt securities, and interest, if any, thereon to be due and payable immediately. However, upon specified conditions, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding may rescind and annul any such acceleration and its consequences.

The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the debt securities of that series. Notwithstanding any other provision of the Indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, and Additional Amounts, if any, on that debt security on the respective due dates for those payments and, in the case of any debt security which is convertible into or exchangeable for shares of our Class A common stock or other securities or property, to convert or exchange that debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any right to effect such conversion or exchange, and this right shall not be impaired without the consent of such holder.

Subject to the provisions of the Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the Trustee indemnity reasonably satisfactory to it. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee.

Within 120 days after the close of each fiscal year, we must deliver to the Trustee an officers’ certificate stating whether or not each certifying officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Modification, Waivers, and Meetings

The Indenture permits us and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the Indenture and affected by a modification or amendment (voting as separate classes), to modify or amend any of the provisions of the Indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of the applicable series under the Indenture. However, without, in each case, obtaining the consent of the holder of each outstanding debt security affected by a modification or amendment, no such modification or amendment shall:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, or any Additional Amounts, if any, with respect to any debt securities;

•

reduce the principal of or any premium on any debt securities or reduce the rate (or modify the calculation of such rate) of interest on or the redemption or repurchase price of any debt securities, or any Additional Amounts, if any, with respect to any debt securities, or change our obligation to pay any Additional Amounts;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt securities;

•	adversely affect any right of repayment or repurchase at the option of any holder;

•	change any subordination provisions applicable to any debt securities;

•	change any place where or the currency in which any debt securities are payable;

•	adversely affect the right, if any, of holders to convert or exchange any debt securities for shares of our Class A common stock or other securities or property in accordance with their terms;

•

impair the holder’s right to institute suit to enforce the payment of any debt securities on or after their stated maturity or the right to convert or exchange any debt securities for shares of our Class A common stock or other securities or property in accordance with their terms;

•

reduce the percentage of the outstanding debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the Indenture or specified defaults under the Indenture and their consequences; or

•	reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities.

The Indenture also contains provisions permitting us and the Trustee, without the consent of the holders of any debt securities, to modify or amend the Indenture, among other things:

•	to add to the Events of Default or covenants in a manner that benefits the holders of all or any series of debt securities issued under the Indenture;

•	to provide for security of debt securities of any series or add guarantees;

•	to add to or change any provisions of the Indenture to facilitate the issuance of bearer securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•

to cure any ambiguity or correct or supplement any provision in the Indenture which may be defective or inconsistent with other provisions in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, or to make any change necessary to comply with any requirement of the SEC in connection with the Indenture under the Trust Indenture Act, in each case which shall not adversely affect the interests of the holders of any series of debt securities;

•

to amend or supplement any provision contained in the Indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision; or

•

to conform the terms of the Indenture or the debt securities to the description thereof contained in any prospectus or any applicable prospectus supplement relating to the offer and sale of those debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the Indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series and its consequences, except a default (i) in the payment of the principal of, or premium, if any, or interest, if any, on the debt securities of that series, (ii) in the delivery of shares of our Class A common stock or other securities or property upon the conversion or exchange of any debt securities of that series in accordance with their terms, or (iii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

The Indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the Trustee, and also, upon our request, or the request of holders of at least 10% in aggregate principal amount of the outstanding debt securities of a series. Notice of a meeting must be given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series and the related coupons, if any. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding debt securities of a series, subject to exceptions; provided, however, that if any action is to be taken at that meeting with respect to a consent or waiver which may be given by the holders of a supermajority in aggregate principal amount of the outstanding debt securities of a series, the persons holding or representing that specified supermajority percentage in aggregate principal amount of the outstanding debt securities of that series will constitute a quorum.

Discharge, Defeasance, and Covenant Defeasance

Satisfaction and Discharge

Upon our direction, the Indenture shall cease to be of further effect with respect to the debt securities of any series specified by us, subject to the survival of specified provisions of the Indenture, including our obligation to repurchase such debt securities at the option of the holders thereof or to convert into or exchange such debt securities for shares of our Class A common stock or other securities or property in accordance with their terms, if applicable, and our obligation to pay Additional Amounts, if any, in respect of such debt securities to the extent described below, when:

•	either

(1)	all outstanding debt securities of that series and, in the case of bearer securities, all related coupons have been delivered to the Trustee for cancellation, subject to exceptions, or

(2)	all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and we have deposited with the Trustee, in trust, funds in the currency in which the debt securities of that series are payable in an amount sufficient to pay the entire indebtedness on the debt securities of that series and, if applicable, related coupons, including the principal thereof and premium, if any, and interest, if any, thereon, and, to the extent that (x) the debt securities of that series provide for the payment of Additional Amounts and (y) the amount of the Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, those Additional Amounts, to the date of such deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

•	we have paid all other sums payable under the Indenture with respect to the debt securities of that series (including amounts payable to the Trustee); and

•	the Trustee has received an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the Indenture have been satisfied.

If the debt securities of any series provide for the payment of Additional Amounts, we will remain obligated, following the deposit described above, to pay Additional Amounts on those debt securities to the extent that they exceed the amount deposited in respect of those Additional Amounts as described above.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, we may elect with respect to the debt securities of the particular series either:

•	to defease and discharge us from any and all obligations with respect to those debt securities (“full defeasance”), except for, among other things:

(1)	the obligation to pay Additional Amounts, if any, upon the occurrence of specified events of taxation, assessment, or governmental charge with respect to payments on those debt securities to the extent that those Additional Amounts exceed the amount deposited in respect of those amounts as provided below;

(2)	the obligations to register the transfer or exchange of those debt securities;

(3)	the obligation to replace temporary or mutilated, destroyed, lost, or stolen debt securities;

(4)	the obligation to maintain an office or agency in respect of those debt securities;

(5)	the obligation to hold moneys for payment in respect of those debt securities in trust; and

(6)	the obligation, if applicable, to repurchase those debt securities at the option of the holders thereof or to convert or exchange those debt securities for shares of our Class A common stock or other securities or property in accordance with their terms, or

•

to be released from our obligations with respect to those debt securities under certain covenants in the Indenture and, if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations shall not constitute a default or an Event of Default with respect to those debt securities (“covenant defeasance”), in either case upon the irrevocable deposit with the Trustee, or other qualifying Trustee, in trust for that purpose, of an amount in the currency in which those debt securities are payable at maturity or, if applicable, upon redemption, and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on, and, to the extent that (x) those debt securities provide for the payment of Additional Amounts and (y) the amount of the Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, those Additional Amounts, and any mandatory sinking fund or analogous payments on those debt securities, on the due dates for those payments, whether at maturity, upon redemption, upon repayment at the option of the holder or otherwise.

The full defeasance or covenant defeasance described above shall only be effective if, among other things:

•

it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we or any of our subsidiaries are a party or are bound;

•	in the case of full defeasance, we shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the Trustee confirming that:

(1)	we have received from, or there has been published by, the Internal Revenue Service a ruling; or

(2)	since the date of the Indenture, there has been a change in applicable federal income tax law,

in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the full defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•

in the case of covenant defeasance, we shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the Trustee to the effect that the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•

if the cash and government obligations deposited are sufficient to pay the outstanding debt securities of the applicable series on a particular redemption date, we shall have given the Trustee irrevocable instructions to redeem those debt securities on that date;

•

no Event of Default or default which with notice or lapse of time or both would become an Event of Default with respect to debt securities of the applicable series shall have occurred and be continuing on the date of the deposit into trust, and, solely in the case of full defeasance, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to us or any of our Significant Subsidiaries or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust; and

•

we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the full defeasance or covenant defeasance, as the case may be, have been satisfied.

In the event we effect covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or government obligations deposited with the Trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that Event of Default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting full defeasance or covenant defeasance with respect to the debt securities of a particular series.

Concerning the Trustee

U.S. Bank, National Association is the Trustee under the Indenture. We maintain corporate trust relationships in the ordinary course of business with the Trustee.

The Indenture provides that there may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. If there are different Trustees for different series of debt securities, each Trustee will be a Trustee separate and apart from any other Trustee under the Indenture. Unless otherwise indicated in any applicable prospectus supplement, any action permitted to be taken by a Trustee may be taken by such Trustee only with respect to the one or more series of debt securities for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the Trustee with respect to that series at an office designated by the trustee in New York, New York.

Under the Trust Indenture Act, the Indenture is deemed to contain limitations on the right of the Trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee may engage in other transactions with us. If it acquires any conflicting interest relating to any of its duties with respect to the debt securities, however, it must eliminate the conflict or resign as Trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the Indenture or with any series of debt securities or with any series of debt securities, such direction would not be unduly prejudicial to the rights of other holders of the debt securities (or any other series), and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities of any series, unless they shall have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. Copies of our certificate of incorporation and bylaws and other documents referred to herein are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Our Capital Stock

The following descriptions of our Class A common stock, Class B common stock, and preferred stock and of the relevant provisions of our certificate of incorporation and bylaws and other documents are summaries thereof and are qualified in their entirety by reference to our certificate of incorporation and bylaws and such other documents, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and applicable law. Our certificate of incorporation and bylaws are each an amendment and restatement of the eSpeed certificate of incorporation and bylaws.

Our authorized capital stock consists of 600 million shares of common stock, consisting of 500 million shares of our Class A common stock, par value $0.01 per share, and 100 million shares of our Class B common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.

Common Stock

As of May 31, 2012, there were 105,528,944 shares of our Class A common stock outstanding and 34,848,107 shares of our Class B common stock outstanding. The holders of Class A common stock are generally entitled to one vote per share on all matters to be voted upon by the stockholders as a group, entitling holders of Class A common stock to approximately 23.2% of our voting power as of such date, and do not have cumulative voting rights. The holders of Class B common stock are generally entitled to ten votes per share on all matters to be voted upon by the stockholders as a group, entitling holders of Class B common stock to 76.8% of our voting power as of such date, and do not have cumulative voting rights. Cantor and CFGM, the managing general partner of Cantor and an entity controlled by our Chairman and Chief Executive Officer, Howard W. Lutnick, are the only holders of Class B common stock. Class B common stock generally votes together with Class A common stock on all matters submitted to the vote of Class A common stockholders.

Each share of our Class A common stock is equivalent to a share of our Class B common stock for purposes of economic rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See “Dividend Policy” and “Price Range of Class A Common Stock.” In the event of our liquidation, dissolution or winding up, the holders of shares of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding.

Shares of our Class A common stock are not subject to any conversion right. Our certificate of incorporation provides that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. Each share of Class B common stock will automatically convert into one share of Class A common stock upon any sale, pledge or other transfer, which we refer to as a “transfer,” whether or not for value, by the initial registered holder, other than any transfer by the initial holder to (1) Cantor, (2) any entity controlled by Cantor or by Mr. Lutnick or (3) Mr. Lutnick, his spouse, his estate, any of his descendants, any of his relatives or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives.

Any holder of shares of our Class B common stock may pledge his, her or its shares of Class B common stock, as the case may be, to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge of shares of Class B common stock meeting these requirements, the pledged shares will not be converted automatically into shares of our Class A common stock. If the pledged shares of Class B common stock become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of Class A common stock upon the occurrence of that action. The automatic conversion provisions in our certificate of incorporation may not be amended, altered, changed or repealed without the approval of the holders of a majority of the voting power of all outstanding shares of Class A common stock.

None of the shares of our Class A common stock or our Class B common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to shares of Class A common stock or Class B common stock. All outstanding shares of Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority to cause us to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock pursuant to such “blank check” provisions may have the effect of delaying, deferring or preventing a change of control of us without further action by our stockholders and may adversely affect the voting and other rights of the holders of shares of our Class A common stock. At present, we have no plans to issue any preferred stock.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws and the Convertible Notes

Some provisions of the Delaware General Corporation Law, which we refer to as the “DGCL,” our certificate of incorporation and bylaws and the convertible notes could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, or was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the prior three years, other than “interested stockholders” prior to the time our Class A common stock was traded on the Nasdaq Stock Market. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for shares of Class A common stock.

Certificate of Incorporation and Bylaws

Our bylaws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, or in the event the Chairman of our board of directors is unavailable, by the Chief Executive Officer or by the holders of a majority of the voting power of our Class B common stock, which is held by Cantor and CFGM. In addition, as discussed above, our certificate of incorporation permits us to issue “blank check” preferred stock.

Our bylaws require advance written notice prior to a meeting of our stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting, which generally must be received by our Secretary not later than 120 days prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting. Our bylaws provide that all amendments to our bylaws must be approved by either the holders of a majority of the voting power of all of our outstanding capital stock entitled to vote or by a majority of our board of directors.

The Convertible Notes

Pursuant to the terms of the convertible notes, holders of the convertible notes will have the right to require us to repurchase all or a portion of such notes upon the occurrence of a “fundamental change” (as defined in the respective Indentures governing the convertible notes) at 100% of their principal amount, plus accrued and unpaid interest. In addition, if a “make-whole fundamental change occurs” (as defined in the respective Indentures) prior to maturity of each of the convertible notes, under certain circumstances we will increase the conversion rate by a number of additional shares of our Class A common stock (as set forth in a table in the respective Indentures) for convertible notes converted in connection with such “make-whole fundamental change.” The fundamental change purchase rights and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of us and/or the removal of incumbent management that might otherwise be beneficial to investors.

In addition, to the extent that Cantor or its affiliates continue to hold the 8.75% convertible notes, these provisions may enhance Cantor’s control of us even if Cantor were to reduce its voting power in us by, among other things, converting shares of our Class B common stock held by it into shares of our Class A common stock or selling or distributing shares of Class A common stock.

Corporate Opportunity

Our certificate of incorporation provides that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders, including with respect to a corporate opportunity, except as described below. To the extent that any representative of a Cantor Company also serves as our director or officer, such person will owe fiduciary duties to us in his or her capacity as our director or officer. In addition, none of any Cantor Company or any of their respective representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us, or doing business with any of our clients or customers.

If a third party presents a corporate opportunity (as defined below) to a person who is a representative of ours and a representative of a Cantor Company expressly and solely in such person’s capacity as a representative of us, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if we decide not to.

If a corporate opportunity is not presented to a person who is both a representative of ours and a representative of a Cantor Company and expressly and solely in such person’s capacity as a representative of us, such person will not be obligated to present the corporate opportunity to us or to act as if such corporate opportunity belongs to us, and such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached a duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunity, the self-interest of a Cantor Company or their respective representatives will be brought into conflict with our self-interest.

Corporate Governance and Other Matters

See our latest Annual Report on Form 10-K filed with the SEC, and any updates thereto contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Registration Rights

We entered into a registration rights agreement with Cantor, dated December 9, 1999, in connection with eSpeed’s formation. We also assumed in connection with the merger the obligations of BGC Partners OldCo under its registration rights agreement with Cantor dated March 31, 2008. In connection with the issuance of the

8.75% convertible notes to Cantor, we entered into a registration rights agreement with Cantor dated April 1, 2010 with respect to shares of our Class A common stock acquirable upon conversion of the notes. In addition, pursuant to the capped call transactions that we entered into in connection with the issuance of the 4.50% convertible notes, we have agreed to register under the Securities Act shares of our Class A common stock acquired by the counterparties to the capped call transactions for hedging purposes, if in the good faith reasonable judgment of such counterparties, based upon advice of legal counsel, such shares cannot be sold without registration under the Securities Act. For a description of the foregoing registration rights, see our latest Annual Report on Form 10-K filed with the SEC, and any updates thereto contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which are incorporated by reference herein.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

DIVIDEND POLICY

Our board of directors has authorized a dividend policy which provides that we expect to pay not less than 75% of our “post-tax distributable earnings per fully diluted share” as cash dividends to our common stockholders, with the balance of such distributable earnings to be available to repurchase shares of our Class A common stock or purchase BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers, other employees, partners and others. Please see below for a detailed definition of “post-tax distributable earnings per fully diluted share.”

Our board of directors and our audit committee have authorized repurchases of shares of our Class A common stock and redemptions of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including those held by Cantor, our executive officers, other employees, partners and others. As of May 31, 2012, we had approximately $50.8 million remaining under this authorization and may continue to actively make repurchases or redemptions, or cease to make such repurchases or redemptions, from time to time.

We expect to pay such dividends, if and when declared by our board of directors, on a quarterly basis. The dividend to our common stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend. No assurance can be made, however, that a dividend will be paid each quarter.

The declaration, payment, timing and amount of any future dividends payable by us will be at the sole discretion of our board of directors. We are a holding company, with no direct operations, and therefore we are able to pay dividends only from our available cash on hand and funds received from distributions from BGC U.S. and BGC Global. Our ability to pay dividends may also be limited by regulatory considerations as well as by covenants contained in financing or other agreements. In addition, under Delaware law, dividends may be payable only out of surplus, which is our net assets minus our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Accordingly, any unanticipated accounting, tax, regulatory or other charges against net income may adversely affect our ability to declare dividends. While we intend to declare and pay dividends quarterly, there can be no assurance that our board of directors will declare dividends at all or on a regular basis or that the amount of our dividends will not change.

Certain Definitions

“Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings” are supplemental measures of operating performance that are used by our management to evaluate the financial performance of us and our subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by us on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners and its common stockholders, as well as to holders of BGC Holdings limited partnership interests, during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by us, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect our ordinary operating results.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of our non-cash earnings or losses related to our equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings also include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.

“Pre-tax distributable earnings” are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners OldCo with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion;

•	Allocations of net income to founding/working partner and other units, including REUs, RPUs, PSUs and PSIs; and

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of limited partnership interests and certain one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

Beginning with the first quarter of 2011, our definition of distributable earnings was revised to exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect, our presentation of prior periods. Our management believes that excluding these gains and charges best reflects our operating performance.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

Our distributable earnings per fully diluted share calculations assume either that:

•

The fully diluted share count includes the shares related to the dilutive instruments, such as the convertible notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive, or

•	The fully diluted share count excludes the shares related to the dilutive instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by our board of directors with reference to post-tax distributable earnings per fully diluted share. In addition to the quarterly dividend to our common stockholders, we expect to pay a pro rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of “pre-tax distributable earnings per fully diluted share.”

Certain employees who are holders of RSUs are granted pro rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flows from operations or GAAP net income (loss). We view distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund our operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of our GAAP financial results. However, our management believes that they help provide investors with a clearer understanding of our financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of our financial performance should be considered together.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “BGCP.” There is no public trading market for our Class B common stock, which is held by Cantor and CFGM. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of our Class A common stock on the Nasdaq Global Select Market.

We paid quarterly dividends on our common stock of $0.14 for each of the four quarters of 2010 and $0.17 for each of the four quarters of 2011 and for the first quarter of 2012.

	High	Low
2012
First Quarter	$8.04	$5.88
Second Quarter (through June 11, 2012)	$7.56	$5.73

2011
First Quarter	$10.07	$7.72
Second Quarter	$9.75	$7.27
Third Quarter	$8.58	$5.88
Fourth Quarter	$7.47	$5.40

2010
First Quarter	$6.47	$3.72
Second Quarter	$6.97	$5.05
Third Quarter	$6.03	$4.69
Fourth Quarter	$8.76	$5.95

On June 11, 2012, the closing sales price of our Class A common stock on the Nasdaq Global Select Market was $6.09. As of June 11, 2012, there were 343 holders of record of our Class A common stock and two holders of record of our Class B common stock.

PLAN OF DISTRIBUTION

We may offer the debt securities included in this prospectus, including any shares of Class A common stock that may be issuable upon conversion or exchange of any such debt securities, by ourselves directly, to or through underwriters or dealers, through agents, or through a combination of any of these methods of sale. Any such underwriters, dealers or agents may include our affiliates. The details of any such offering will be set forth in the prospectus supplement relating to the offering.

CONFLICTS OF INTEREST

CF&Co, which is our broker-dealer affiliate, a wholly owned subsidiary of Cantor, and a member of the Financial Industry Regulatory Authority, Inc., which we refer to as “FINRA,” may participate in distributions of the debt securities included in this prospectus. Any offering of debt securities in which CF&Co participates will conform to the requirements set forth in Rule 5121 of the Conduct Rules of FINRA. CF&Co and its affiliates, including Cantor, have provided investment banking, financial advisory and other services to us and our affiliates in the past and are expected do so in the future. They receive customary fees and commissions for these services. In addition, they may also receive brokerage services and market data and analytics products from us and our affiliates.

In compliance with the guidelines of FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the actual commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Morgan, Lewis & Bockius LLP, New York, New York has rendered an opinion to us regarding the validity of the debt securities included in this prospectus.

The validity of the shares of our Class A common stock that may be issuable upon conversion or exchange of any debt securities included in this prospectus has been passed upon for us by Stephen M. Merkel, our Executive Vice President, General Counsel and Secretary. Mr. Merkel’s address is c/o BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. As of May 31, 2012, Mr. Merkel owned (i) 39,464 shares of Class A common stock held directly by Mr. Merkel, (ii) 300,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days held directly by Mr. Merkel, (iii) 9,859 shares of Class A common stock held in Mr. Merkel’s 401(k) account as of April 30, 2012, and (iv) 2,250 shares of Class A common stock beneficially owned by Mr. Merkel’s spouse. Mr. Merkel is also the Executive Managing Director, General Counsel and Secretary of Cantor and CF&Co, a limited partner in Cantor, and the Vice President and Secretary of CFGM and has in the past and may in the future sell shares of Class A common stock and working partner units to us.

Any underwriters, dealers or agents will also be advised about the validity of the debt securities, any Class A common stock that may be issuable upon conversion or exchange of such debt securities, and other legal matters by their own counsel, which will be named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited the consolidated financial statements and financial statement schedule of BGC Partners, Inc. included in our Annual Report on

Form 10-K for the fiscal year ended December 31, 2011, and the effectiveness of internal control over financial reporting of BGC Partners, Inc. as of December 31, 2011, as stated in their reports thereon, included therein, which are incorporated by reference in this prospectus. Such consolidated financial statements and financial statement schedule of BGC Partners, Inc. are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Ernst & Young LLP, Grubb & Ellis Company’s independent registered public accounting firm, has audited the consolidated financial statements of Grubb & Ellis Company as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in our Current Report on Form 8-K/A filed with the SEC on May 24, 2012, which is incorporated by reference in this prospectus. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.bgcpartners.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D filed on behalf of Cantor, CFGM, our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 15, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on May 8, 2012;

•	our Current Report on Form 8-K filed on February 15, 2012;

•	our Current Report on Form 8-K filed on February 21, 2012;

•	our Current Report on Form 8-K filed on February 24, 2012 (other than as indicated therein);

•	our Current Report on Form 8-K filed on February 29, 2012;

•	our Current Report on Form 8-K filed on March 28, 2012;

•	our Current Report on Form 8-K filed on April 3, 2012;

•	our Current Report on Form 8-K filed on April 19, 2012;

•	our Current Report on Form 8-K filed on May 3, 2012 (other than as indicated therein);

•	our Current Report on Form 8-K/A filed on May 24, 2012;

•	our Registration Statement on Form 8-A for our Class A common stock filed on November 18, 1999;

•	our Amendment No. 1 to our Registration Statement on Form 8-A filed on March 7, 2001; and

•

all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File Number 0-28191) after (i) the date of filing of Amendment No. 1 to the registration statement and prior to the effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offerings of the debt securities and any Class A common stock that may be issuable upon conversion or exchange of such debt securities in connection with this prospectus.

Any statement contained in this prospectus, any prospectus supplement or a document incorporated by reference herein or therein shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any prospectus supplement or any subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain copies of these documents, at no cost to you, from our website (www.bgcpartners.com), or by writing or telephoning us at the following address:

Investor Relations

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2426

$

BGC PARTNERS, INC.

    % Senior Notes due 2042

PROSPECTUS SUPPLEMENT

                    , 2012

Sole Book-Running Manager

Wells Fargo Securities

Co-Manager

Cantor Fitzgerald & Co.